Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

MAGNOLIA SOURCE B.V.,

SOURCE PHOTONICS, INC.,

SOURCE PHOTONICS SANTA CLARA, INC.

and

MRV COMMUNICATIONS, INC.

Dated as of October 26, 2010

i

3.23	Accounts Receivable	22
3.24	Foreign Corrupt Practices	22
3.25	Customers	22
3.26	Suppliers	23
3.27	Sufficiency of Assets	23
3.28	Complete Copies of Materials	23
3.29	Grants and Benefits	23
3.30	Director and Officer Claims	24
3.31	Termination of Intercompany Obligations, Guarantees and Indemnity Obligations	24
3.32	No Other Representations	24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		25
4.01	Organization and Authority	25
4.02	Authorization; Valid and Binding Agreement	25
4.03	No Breach	25
4.04	Litigation	25
4.05	Brokerage	25
4.06	Investment Representation	25
4.07	Limited Guarantee	26
4.08	No Other Representations	26

ARTICLE V. COVENANTS OF SELLER AND THE COMPANY		26
5.01	Access to Books and Records	26
5.02	Confidentiality	26
5.03	Non-Competition	27
5.04	Non-Solicitation	28
5.05	Successors	28
5.06	Third Party Consents	28

ARTICLE VI. COVENANTS OF BUYER		29
6.01	Access to Books and Records	29
6.02	Directors and Officer Liability	29
6.03	Employees and Employee Benefits	29
6.04	Insurance; Risk of Loss	31
6.05	Non-Solicitation	32
6.06	Restricted Stock Unit Awards	32
6.07	Lease Guaranty	32

ARTICLE VII. INDEMNIFICATION		32
7.01	Survival of Representations, Warranties, Covenants and Agreements	32
7.02	Indemnification by Seller for the Benefit of Buyer	33
7.03	Indemnification by Buyer for the Benefit of Seller	35
7.04	Manner of Payment	35
7.05	Notice and Defense of Third Party Claims	35
7.06	Determination of Loss Amount	37
7.07	Termination of Indemnification	38

ii

7.08	Limitation on Recourse	38
7.09	Mediation and Arbitration	38

ARTICLE VIII. ADDITIONAL COVENANTS AND AGREEMENTS		38
8.01	Disclosure Generally	38
8.02	Acknowledgment by Buyer	38
8.03	Tax Matters	39
8.04	Further Assurances	44
8.05	Release	45

ARTICLE IX. DEFINITIONS		45
9.01	Definitions	45
9.02	Cross-Reference of Other Definitions	51

ARTICLE X. MISCELLANEOUS		53
10.01	Press Releases and Communications	53
10.02	Expenses	53
10.03	Knowledge Defined	53
10.04	Notices	53
10.05	Assignment; Third Party Beneficiaries	55
10.06	Severability	55
10.07	References	55
10.08	No Strict Construction	56
10.09	Amendment and Waiver	56
10.10	Complete Agreement	56
10.11	Counterparts	56
10.12	Waiver of Jury Trial	56
10.13	Specific Performance	57
10.14	Governing Law	57
10.15	Jurisdiction	57

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 26, 2010, by and among Magnolia Source B.V., a company organized under the laws of the Netherlands (“Buyer”), Source Photonics, Inc., a Delaware corporation (“SPI”), Source Photonics Santa Clara, Inc., a Delaware corporation (“SPSC”, and each of SPSC and SPI, individually, or both of them collectively, the “Company”), and MRV Communications, Inc., a Delaware corporation (“Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX.

WHEREAS, Seller owns all of the issued and outstanding capital stock of SPI as of the date of this Agreement, which consists of 1,000 shares (the “SPI Shares”) of common stock, par value $0.001 per share (the “SPI Common Stock”) and all of the issued and outstanding capital stock of SPSC as of the date of this Agreement, which consists of 1,000 shares (the “SPSC Shares” and together with the SPI Shares, the “Shares”) of common stock, par value $0.001 per share (the “SPSC Common Stock” and together with the SPI Common Stock, the “Common Stock”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire the Shares from Seller, and Seller desires to sell the Shares to Buyer;

WHEREAS, Seller desires that the aforesaid sale be consummated on the terms and conditions set forth in this Agreement, and in connection therewith Seller acknowledges that its non-competition covenant to Buyer, as provided for in Section 5.03, is an essential element of the aforesaid sale and but for the agreement of Seller to comply with such covenant Buyer would not have entered into this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Francisco Partners II (Cayman), L.P. and Francisco Partners Parallel Fund II, L.P. (collectively, the “Fund”) have delivered to Seller a limited guarantee (the “Limited Guarantee”), dated as of the date hereof, which guarantees Buyer’s payment to the Seller of the Initial Funding Amount, the Second Funding Amount and the Final Funding Amount pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.01                           Purchase Price.  For purposes hereof, the purchase price for the Shares and the covenant not to compete contained in Section 5.03 shall be an amount equal to $117,841,039 (the “Purchase Price”).  The Purchase Price shall be paid as follows:  the Initial Funding Amount shall be paid pursuant to Section 1.03(a), the Second Funding Amount and the Final Funding

Amount shall be paid pursuant to Section 1.06, the Aggregate RSU Amount shall be paid pursuant to Section 1.07, and the amounts required to be paid by MRV or the Company under those agreements set forth in Schedule 1.08 shall be paid pursuant to Section 1.08.

1.02                           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP located at 355 South Grand Avenue, Los Angeles, CA, on the date hereof (the “Closing Date”).  At the Closing, upon the terms set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver the Shares to Buyer, and Buyer shall purchase and acquire the Shares from Seller, free and clear of all Liens.

1.03                           Deliveries by the Buyer at the Closing.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)                                  $40,000,000 of the Purchase Price minus the Aggregate RSU Amount minus the amounts required to be paid by MRV or the Company under those agreements set forth in Schedule 1.08 (the “Initial Funding Amount”) to Seller, by wire transfer of immediately available funds to the account designated by Seller (the “Funding Account”); provided, however, that such wire transfer shall be made promptly following the opening of the fedwire system the day following the Closing Date;

(b)                                 a certificate of Buyer, in a form reasonably satisfactory to Seller, dated as of the Closing Date, certifying that the representations and warranties set forth in Article IV are true and correct (without regard to any qualification as to materiality) at and as of the date of this Agreement (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material and adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, and the Buyer has performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement at the Closing; and

(c)                                  certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation of all transactions contemplated hereby and thereby.

1.04                           Deliveries by the Seller at the Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)                                  the certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate transfer documents;

(b)                                 a certificate executed by the Chief Executive Officer or Chief Financial Officer of each of Seller and the Company in a form reasonably satisfactory to Buyer, dated as of the Closing Date, certifying that the representations and warranties set forth in Article II and III are true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that address matters as of particular dates, which shall have been true and correct in all material respects at and of such particular dates) and that the Company and Seller have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement at the Closing;

(c)                                  resignations effective as of the Closing Date from each of the persons set forth on Schedule 1.04(c) as officers and directors of SPI, SPSC and their respective Subsidiaries;

(d)                                 certified copies of the resolutions duly adopted by Seller’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Seller is a party, and the consummation of all transactions contemplated hereby and thereby;

(e)                                  a receipt for the Initial Funding Amount;

(f)                                    the consents, authorizations, waivers and approvals of the third parties to the agreements listed on Schedule 1.04(f);

(g)                                 a certificate executed by the Chief Executive Officer or Chief Financial Officer of each of Seller and the Company in a form reasonably satisfactory to Buyer, dated as of the Closing Date (the “Minimum Cash Certificate”), certifying the amount of Cash on Hand as of the Closing is at least $4,358,998 (the “Minimum Cash Amount”) and the amount of Cash on Hand as of the Closing located in bank or brokerage accounts in the United States as of the Closing is at least $300,000 (the “US Minimum Cash Amount”); and

(h)                                 a properly executed certificate in a form reasonably satisfactory to Buyer in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3).

1.05                           Simultaneous Delivery.  All deliveries at the Closing as provided for in Section 1.03 shall be deemed to be made and effected simultaneously with each other and with all deliveries provided for in Section 1.04, and all such deliveries shall be deemed to be in escrow until all such deliveries provided for in Section 1.03 and in Section 1.04 have been made and effected.

1.06                           Delivery of Balance of Purchase Price.

(a)                                  No later than twenty-five (25) days after the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller an amount equal to $60,000,000 (the “Second Funding Amount”), by wire transfer of immediately available funds to the Funding Account.

(b)                                 No later than sixty (60) days after the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller an amount equal to $17,841,039 (the “Final Funding Amount”), by wire transfer of immediately available funds to the Funding Account.

(c)                                  Notwithstanding anything to the contrary in this Agreement, Seller shall be entitled to receive from Buyer all fees and expenses, including attorneys’ fees, incurred by

Seller in enforcing the payment obligation under Sections 1.03(a), 1.06 and the Limited Guarantee.

1.07                           Aggregate RSU Amount.  At the Closing, Buyer shall deliver to SPI the Aggregate RSU Amount.

1.08                           Bonus Payments.  Within thirty (30) days following the Closing, Buyer shall, on behalf of Seller and the Company, cause to be paid an aggregate of $3,806,115 to the individuals set forth on Schedule 1.08, in the amounts set forth opposite their names, which amounts are required to be paid to such individuals under those agreements set forth in Schedule 1.08, in each case, less any applicable Taxes required to be withheld from such payments in accordance with the provisions of Section 1.09.

1.09                           Withholding.  Buyer and the Company shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to Seller or any RSU Holder and any Person that receives a bonus payment pursuant to Section 1.08 or otherwise such amounts as it is required to deduct and withheld with respect to such consideration or other amounts under any provision of state, local or foreign tax law; provided, however, that (a) before making any such deduction or withholding with respect to payments made to Seller, Buyer or the Company, as applicable, shall give Seller notice of the intention to make such deduction or withholding (such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order for the Seller to obtain reduction of or relief from such deduction or withholding); (b) Buyer or the Company, as applicable, shall cooperate with Seller to the extent reasonable in efforts by Seller to obtain reduction of or relief from such deduction or withholding; and (c) Buyer or the Company, as applicable shall timely remit to the appropriate Governmental Authority any and all amounts so deducted or withheld and timely file all Tax Returns and provide to the Seller such information statements and other documents required to be filed or provided under applicable Tax Law.  To the extent that amounts are so withheld by Buyer or the Company and paid to the applicable tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or such RSU Holder in respect of which such deduction and withholding was made by Buyer or the Company, as the case may be.

ARTICLE II.

REPRESENTATIONS AND
WARRANTIES OF SELLER

Except as disclosed in the disclosure schedules attached hereto (the “Disclosure Schedules”), which identify items of disclosure by reference to a particular Section or Subsection of this Agreement, as applicable, Seller represents and warrants to Buyer as follows:

2.01                           Organization and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

2.02                           Authorization; Valid and Binding Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming that this Agreement is a legally valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

2.03                           Ownership of Capital Stock.  As of the date of this Agreement, Seller is the record and beneficial owner of the Shares, free and clear of all Liens, other than applicable federal and state securities Law restrictions.  Seller has the power and authority to sell, assign, transfer, convey and deliver such Shares as provided in this Agreement, and such sale, assignment, transfer, conveyance and delivery by Seller at Closing will transfer to Buyer good and marketable title to the Shares, free and clear of any Liens, other than applicable federal and state securities Law restrictions and Liens being released at the Closing.  Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares, and has not granted any proxy, in whole or in part, with respect to the Shares.

2.04                           No Breach.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not result (with or without notice or lapse of time, or both) in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset of Seller or any of its Subsidiaries, or require any material permit, authorization, consent or approval by, filing with or notice or declaration to any Governmental Authority, under (a) the provisions of Seller’s certificate of incorporation, bylaws or equivalent organizational documents (including, in China, equivalent business licenses), (b) any government registration or Contract to which Seller is a party or by which Seller or its properties or assets may be bound or affected, or (c) any Law or Order to which Seller is subject, except, in the case of clauses (b) and (c), where the failure of any of the foregoing to be true would not have a material and adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

2.05                           Litigation.  There are no Proceedings pending or, to Seller’s knowledge, overtly threatened against or affecting Seller before or by any Governmental Authority, which would have a material and adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY AND ITS SUBSIDIARIES

Except as disclosed in the Disclosure Schedules, which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, as applicable, Seller represents and warrants to Buyer as follows:

3.01                           Organization and Authority.

(a)                                  Each of SPI and SPSC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own and operate its respective properties and to carry on its respective businesses as now conducted and to execute and deliver this Agreement and perform its respective obligations hereunder.

(b)                                 Each of SPI and SPSC is duly qualified to do business and is in good standing in every jurisdiction in which its respective ownership of property or the conduct of its respective businesses as now conducted requires it to qualify.  The Company has made available to Buyer copies of the articles of incorporation and bylaws of each of SPI and SPSC as currently in effect.

3.02                           Authorization; Valid and Binding Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of SPI and SPSC.  This Agreement has been duly and validly executed and delivered by each of SPI and SPSC and, assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a legally valid and binding obligation of each of SPI and SPSC, enforceable against each of SPI and SPSC in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03                           Capital Stock.  The total authorized capital stock of SPI consists of 10,000 shares of SPI Common Stock, of which 1,000 shares of SPI Common Stock are issued and outstanding as of the date hereof.  The total authorized capital stock of SPSC consists of 1,000 shares of SPSC Common Stock, of which 1,000 shares of SPSC Common Stock are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Common Stock are duly and validly issued and outstanding, and are fully paid and non-assessable.  On the date hereof, all of the issued and outstanding shares of Common Stock are held of record by Seller, free and clear of all Liens.  Except as set forth on Schedule 3.03, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

3.04                           No Breach.  Except as set forth on Schedule 3.04, the execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby, and the compliance by the Company with the provisions of this Agreement, will not conflict with, result (with or without notice or lapse of time, or both) in any breach or violation of or default under, result in the creation of any Lien upon any asset of the Company or any of its Subsidiaries under, give rise to a right of termination or cancellation under, or require any permit, license, authorization, consent, Order, or approval by, filing with or notice or declaration to any Person, under any provision of (a) SPI’s or SPSC’s or any of their Subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents (including, in China, equivalent business licenses), (b) any Contract or Permit, or (c) any Law or

Order to which the Company or any of its Subsidiaries is subject, except, in the case of clauses (b) and (c), where the failure of any of the foregoing to be true would not have a Material Adverse Effect.

3.05                           Subsidiaries.

(a)                                  Except as set forth on Schedule 3.05(a), neither SPI, SPSC nor any of their Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.  Each Subsidiary of SPI and SPSC identified on Schedule 3.05(a) (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  The Company has made available to Buyer copies of the certificate of incorporation, bylaws or equivalent organizational documents (including, in China, equivalent business licenses) of each of its Subsidiaries as currently in effect.

(b)                                 All of the issued and outstanding shares of capital stock or other equity interest of each Subsidiary of SPI and SPSC are duly and validly issued and outstanding, and are fully paid (in compliance with applicable Laws) and, to the extent applicable, non-assessable.  Except as set forth on Schedule 3.05(b)(i), (i) each Subsidiary of SPI and SPSC is wholly owned by SPI or SPSC or another Subsidiary of SPI or SPSC; (ii) all of the issued and outstanding shares of capital stock or other equity interest of each Subsidiary of SPI and SPSC are directly or indirectly owned by SPI or SPSC, free and clear of all Liens, except for Permitted Liens, all of which Liens will be released at or prior to the Closing; and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock or other equity interests of any Subsidiary of SPI or SPSC.

3.06                           Financial Statements.

(a)                                  The Company has furnished Buyer with copies of (i) its audited consolidated balance sheets of SPI, SPSC and their Subsidiaries as of December 31, 2008 and 2009, and the related audited consolidated statements of income and cash flows of SPI, SPSC and their Subsidiaries for the fiscal years ended December 31, 2008 and 2009 (collectively, and including the related notes and schedules thereto, the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of SPI, SPSC and their Subsidiaries as of June 30, 2010, and the related unaudited consolidated statements of income and cash flow of SPI, SPSC and their Subsidiaries for the six months ended June 30, 2010, and (iii) the unaudited  consolidated balance sheet of SPI, SPSC and their Subsidiaries as of September 30, 2010 (the financial statements set forth in subclauses (ii) and (iii) being collectively referred to as the “Interim Financial Statements”,  and together with the Audited Financial Statements, collectively, the “Financial Statements”), copies of which are attached to Schedule 3.06(a).  Except as set forth on Schedule 3.06(a), such Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of SPI, SPSC and their Subsidiaries (taken as a whole) as of the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure and normal year-end audit adjustments).  The Financial Statements reflect all costs and expenses of conducting the business of the Company and its Subsidiaries, including proper allocations for all costs and expenses of services performed for the Company and its Subsidiaries by Seller and its Subsidiaries (other than the Company and its Subsidiaries), as required by GAAP.

(b)                                 Neither the Company nor any of its Subsidiaries has any obligations or liabilities of any kind (whether pursuant to Contracts or otherwise, accrued or unaccrued, matured or unmatured, fixed or contingent) required to be recorded, reserved against or otherwise described on a balance sheet prepared in accordance with GAAP or in the notes thereto in accordance with GAAP, nor was any obligation or liability considered by the Company and discussed with its accountants or otherwise analyzed in any memorandum or other similar writing and excluded from financial statements based on Financial Accounting Standard #5, other than (i) those set forth or adequately provided for in the Latest Balance Sheet, (ii) those current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and prior to the date hereof, (iii) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and (iv) those incurred in connection with the execution of this Agreement and the performance by the Company of its obligations hereunder.

(c)                                  The books of account of the Company and its Subsidiaries, and the minute books, stock record books and other records of the Company and its Subsidiaries, all of which have been made available to Buyer, are in all material respects complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors and any committees of the boards of directors of the Company and its Subsidiaries, and no meeting of any of the stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of such books and records will be in the possession of the Company or its Subsidiaries.

(d)                                 Seller and the Company have established and maintain a system of internal accounting controls with respect to the Company and its Subsidiaries which are in all material respects effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements) on a stand-alone basis in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements on a stand-alone basis in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(e)                                  As of September 30, 2010, the Company and its Subsidiaries had on a consolidated, unaudited basis (A) Cash on Hand totaling at least $4,358,998, (B) Net Working Capital totaling at least $68,550,000, (C) Indebtedness totaling no more than $47,569,627, (D) lines of credit or other indebtedness fully secured by restricted cash and not constituting “Indebtedness” hereunder totaling no more than $4,660,542, (E) sold or factored accounts receivable with a face amount of $12,461,484 in the prior 92 days and (F) intercompany receivables owed by the Company and its Subsidiaries to Seller or its Subsidiaries (other than the Company and its Subsidiaries), net of intercompany payables owed by Seller or its Subsidiaries (other than the Company and its Subsidiaries) to Company and its Subsidiaries, of $18,320,322.  Except as set forth on Schedule 3.06(e), between September 30, 2010 and the date hereof, the Company has not (x) incurred aggregate Indebtedness in excess of $5,000,000; (y) declared, paid or set aside any dividend or made any distribution (whether in cash, stock, or property or any combination thereof) on or in respect of, or repurchased, redeemed or otherwise acquired, any outstanding equity interest or other securities of the Company or its Subsidiaries (except for dividends by the Company’s Subsidiaries to other Subsidiaries of the Company or to the Company) or (z) except for sales of products to Seller and its Subsidiaries (other than the Company and its Subsidiaries) or payment for or offset against any amounts in connection with services provided by Seller and its Subsidiaries in the ordinary course of business consistent with past practice and in accordance with pricing and other terms historically applied in connection with sales of such products or payment for such services, otherwise transferred or paid any amount to Seller or any of its Affiliates (other than the Company or its Subsidiaries), including, without limitation, the payment of any intercompany balances or receivables (other than pursuant to Section 3.31). Except under the agreements set forth on Schedule 1.08 there are no “single trigger” change of control employee severance payment obligations which become due and payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, or any transaction or incentive bonus, “stay put” or other similar compensatory payments to be made to employees of the Company or any of its Subsidiaries as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(f)                                    Schedule 3.06(f) sets forth for each credit facility, line of credit, purchase facility or other financing arrangement (including, without limitation, receivables factoring arrangements and customer financing arrangements) (collectively, “Facilities”) of the Company and its Subsidiaries, (i) the lender or purchaser thereunder, (ii) the borrower(s) and/or seller(s) thereunder, (iii)  the geographical limitations on receivables or other assets eligible for financing thereunder, (iv) the total amount of accounts receivables financed under each Facility as of September 30, 2010, (v) the discount rate, haircut rate or other calculation applied to the assets being financed as of September 30, 2010, and (vi) the amount available to be drawn as of September 30, 2010, under each Facility.

3.07                           Absence of Certain Developments.  From June 30, 2010 until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and (ii) there has not been any circumstance, change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.07 or except as contemplated by this Agreement, from June 30, 2010 (or in the case of subclause (i) below, since September 30, 2010), neither the Company nor any Subsidiary of the Company has:

(a)                                  mortgaged, pledged or subjected to any Lien, any material assets of the Company and its Subsidiaries, taken as a whole, except for Permitted Liens;

(b)                                 acquired any material assets or sold, leased, assigned or transferred any material asset of the Company or its Subsidiaries, taken as a whole, except for Company Products to customers of the Company or such Subsidiary, as applicable, in the ordinary course of business consistent with past practice;

(c)                                  sold, assigned, transferred or licensed any of the Company and its Subsidiaries’ Intellectual Property, except for the sale or license of products to end-user customers in the ordinary course of business;

(d)                                 redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock;

(e)                                  issued, sold or transferred any of its capital stock, securities convertible into its capital stock or warrants, options or other rights to acquire its capital stock;

(f)                                    made any material capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice or pursuant to the Company’s capital expenditure plan;

(g)                                 changed any of its accounting policies, practices or procedures, except as required by GAAP;

(h)                                 amended or modified its certificate of incorporation, bylaws or equivalent organizational documents (including, in China, equivalent business licenses);

(i)                                     suffered any material damage, destruction or loss (whether or not covered by insurance) to its property;

(j)                                     experienced or been subject to any labor dispute, other than routine individual grievances;

(k)                                  increased in any manner the benefits, compensation, bonus or bonus opportunity of any employee, director, officer, consultant or other service provider of or to, as the case may be, the Company or its Subsidiaries, except for any increases in the ordinary course of business consistent with past practice with respect to operators with annual compensation of less than $10,000 after giving effect to any such increase;

(l)                                     entered into, established, amended or terminated (other than a termination in accordance with its terms) any employment, consulting, retention, change in control, bonus, incentive compensation, profit sharing, deferred compensation, severance, non-competition or similar agreement, or any other plan, agreement, program, policy or arrangement that would constitute an Employee Benefit Plan, to which the Company or its Subsidiaries would be a party or otherwise have any liability, except, in each case, as required by applicable Law or as required by the terms of any Employee Benefit Plan and except for any agreement entered into, established, amended or terminated in the ordinary course of business consistent with past practice with operators with annual compensation of less than $10,000;

(m)          canceled or compromised any debt or claim or amended, canceled, terminated (other than a termination in accordance with its terms), relinquished, waived or released any Material Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole;

(n)           failed to make capital expenditures in the ordinary course of business consistent with past practice;

(o)           allowed any material Permit that was issued to the Company or any Subsidiary thereof or otherwise relates to the business of the Company or its Subsidiaries to lapse or terminate or failed to renew such Permit; or

(p)           entered into any agreement, arrangement or commitment to take any actions specified in this Section 3.07, except for this Agreement.

3.08         Title to Properties.

(a)           Except as set forth on Schedule 3.08(a), the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases or otherwise have the legal right to use, all of the tangible personal property shown to be owned by them on the Latest Balance Sheet (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except for Permitted Liens.  Such tangible personal property is generally in good operating condition and repair, reasonable wear and tear excepted, and usable in the ordinary course of business consistent with past practice and is suitable, sufficient in amount, size and type and, in the aggregate, is adequate in all material respects for the uses for which they are used to carry on the businesses of the Company and its Subsidiaries as now conducted.

(b)           Neither the Company nor any of its Subsidiaries owns, has owned in the last five (5) years, or, to the Company’s knowledge, has ever owned, any real property.

(c)           The real property demised by the leases described on Schedule 3.08(c) (the “Real Property Leases”) constitutes all of the material real property leased by the Company and its Subsidiaries (the “Leased Real Property”).  Except as set forth on Schedule 3.08(c), the Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the limitations of bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  The Company has made available to Buyer copies of the Real Property Leases.  With respect to the Real Property Leases, except as set forth on Schedule 3.08(c), neither the Company nor any of its Subsidiaries nor, to the Company’s

knowledge, any other party thereto is in material default under any such Real Property Lease.  The Real Property Leases constitute all material interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries currently conducted.  To the Company’s knowledge, there does not exist any actual or threatened or contemplated condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and neither Seller, the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.  Each of the Leased Real Property and all buildings, fixtures and improvements thereon, are adequate in all material respects for their intended use in the operation of the business of the Company and its Subsidiaries as currently conducted.

(d)           To the Company’s knowledge, the Leased Real Property is in material compliance with all currently applicable zoning and land use regulations;

(e)           Neither the Company nor any of its Subsidiaries have entered into any subleases with respect to the Leased Real Property.  To the Company’s knowledge, there are no outstanding commitments, agreements or understandings which have been made to, with or for the benefit of any Governmental Authority which could reasonably be expected to impose any material obligation, liability or condition on the Company or any of the Subsidiaries to grant any material easements or to make any material payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any material improvements of a public or private nature, whether on or off the Leased Real Property.

(f)            Each Leased Real Property is adequately serviced in all material respects by all utilities utilized or necessary for the effective operation of the business of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries have not, during the last two years, experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil, but excluding any interruption due to natural events) or other public services, including sanitary and industrial sewer services, utilized or required in the operation of the business of the Company and its Subsidiaries at the Leased Real Property.

3.09         Tax Matters.

(a)           All income Tax Returns and all other material Tax Returns with respect to the Company and its Subsidiaries required to be filed have been filed (taking into account all applicable extensions), and all such Tax Returns (to the extent they relate to the Company and its Subsidiaries) are true, correct and complete in all material respects.  All material Taxes of the Company and its Subsidiaries required to be shown as due and payable on such Tax Returns have been paid.  None of the Company nor any of its Subsidiaries has been a member of a Company Group other than the Company Group for which Seller is the common parent (the “Parent Group”).  None of the Company nor any of its Subsidiaries has any liability for Taxes of another Person, other than the Company or any Subsidiary, under (i) Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) other than members of the Parent Group or (ii) as a transferee or successor, by contract, or otherwise.

(b)           No claim has been made since December 31, 2005, by any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (a “Taxing Authority”) in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its  Subsidiaries is or may be subject to taxation by that jurisdiction.  No unresolved dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries has been claimed or raised by any authority in writing.  No closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) has been entered into by or with respect to the Company or any of its Subsidiaries which could reasonably be expected to have an effect on the Company’s or any of its Subsidiaries’ liability for or reporting of Taxes in any period ending after the Closing Date.

(c)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           There are no Liens other than Permitted Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes.

(e)           Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f)            Neither the Company nor any of its Subsidiaries is a party to, nor owes any amount under, any Tax sharing, indemnification or allocation agreement that will not terminate in full as of the Closing Date.

(g)           The Company and its Subsidiaries have timely withheld, collected, deposited or paid all material Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(h)           The Company is a member of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2), and the Shares meet the requirements of Code Section 1504(a)(2) with respect to the Company.

(i)            None of the Company nor any of its Subsidiaries has engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(j)            None of the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k)           None of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the Closing Date; or

(ii)           “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

3.10         Contracts and Commitments.

(a)           Schedule 3.10(a) sets forth all of the following Contracts to which the Company or its Subsidiaries are a party (each, a “Material Contract”):

(i)            employment, retention, severance or other agreement with any current or former officer, individual employee or other individual providing for annual payments in excess of $100,000;

(ii)           Contracts relating to Indebtedness;

(iii)          lease or agreement under which it is the lessee of, or holds or operates any tangible personal property owned by, any other Person, for which the annual rental exceeds $500,000;

(iv)          Contract, or group of related Contracts with the same party (other than purchase orders entered into in the ordinary course of business consistent with past practice), which by its terms requires payments to or by the Company or any of its Subsidiaries in excess of $500,000 annually or in excess of $1,000,000 over the remaining term of such Contract;

(v)           Contract containing covenants limiting the ability of the Company or any of its Subsidiaries to compete in any line of business (other than arrangements granting distributors the exclusive right to distribute Company Products in particular jurisdictions entered into in the ordinary course of business consistent with past practice);

(vi)          Contract by which the Company or any of its Subsidiaries is granted the right to use any material Intellectual Property or any Intellectual Property incorporated into any Company Products, other than licenses for commercial software that is “off-the-shelf” or widely available and which software has not been customized by the vendor for the Company or any Subsidiary;

(vii)         Contract by which the Company or any of its Subsidiaries has granted to any Person (A) the exclusive right to use any Intellectual Property or (B) a non-exclusive right to any Intellectual Property that is material to the conduct of its business, other than in the ordinary course of business consistent with past practice;

(viii)        joint venture, partnership or similar Contract that is material to the operation of the Company’s and its Subsidiaries’ business;

(ix)           Contracts with Seller or any Affiliate of Seller (other than the Company and its Subsidiaries);

(x)            Contracts containing “most-favored nation,” price protection or similar provisions;

(xi)           Contracts relating to the sale or other disposition of any of the assets of the Company or its Subsidiaries other than the sale of inventory and immaterial sales or other dispositions of obsolete or excess equipment or inventory, each in the ordinary course of business consistent with past practice;

(xii)          Contracts relating to the acquisition by the Company or its Subsidiaries of any operating business or the capital stock of any other Person;

(xiii)         Contracts pertaining to any transaction or incentive bonus, “stay-put” or other similar compensatory payments, in any case, to be made to an employee of the Company or its Subsidiaries on or after the Closing Date as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(xiv)        each commitment or agreement to enter into any of the foregoing.

(b)           The Company has made available to Buyer true and complete copies of all Material Contracts.  Each of the Material Contracts and Real Property Leases is valid, binding and in full force and effect on the Company and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). With respect to the Material Contracts and the Real Property Leases, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in default under any such Material Contract, except where such default would not have a Material Adverse Effect.  To the Company’s knowledge, there does not exist any condition that, with notice or lapse of time or both, would constitute a default in any material respect under any of Material Contract or Real Property Lease, nor has Seller, the Company nor any of its Subsidiaries received any written notice of default under any Material Contract or Real Property Lease.

3.11         Intellectual Property.

(a)           Schedule 3.11(a)(i) contains a list of all of the Intellectual Property owned by or under obligation of assignment to the Company or any of its Subsidiaries which Intellectual Property is the subject of a registration or pending application filed with any Governmental Authority.  Except as set forth in Schedule 3.11(a)(ii), the Company or one of its Subsidiaries is the exclusive owner of the entire right, title and interest, free and clear of all Liens, in and to (i) each item of Intellectual Property required to be set forth on Schedule 3.11(a)(i) and (ii) all other Intellectual Property owned by or under obligation of assignment to the Company or any of its Subsidiaries.  Without limiting the foregoing, neither the Seller nor any present or former employee of Seller, the Company or the Subsidiaries has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or used by the Company or the Subsidiaries.

(b)           The Company or one of its Subsidiaries owns, or possesses the valid and enforceable right to use, the Intellectual Property used by the Company or its Subsidiaries in the conduct of the businesses of the Company and its Subsidiaries and to be used in the products being developed by the Company and its Subsidiaries as set forth in the Company’s October 2010 product roadmap provided to Buyer, which ownership or right shall survive unchanged upon the consummation of the transactions contemplated under this Agreement (it being understood this representation does not include any change or addition to the Intellectual Property requirements of such roadmap products made by the Company and its Subsidiaries after the date hereof, other than as a result of the breach hereof prior to the date of such change or addition, nor any new Intellectual Property created by the Company or one or more of its Subsidiaries after the date hereof and included in such roadmap products).

(c)           Except as set forth on Schedule 3.11(c), since January 1, 2004, neither the Company nor any of its Subsidiaries (nor the operation of the business by the Company and its Subsidiaries) has infringed or misappropriated any Intellectual Property of any third party nor has Seller, the Company or any of its Subsidiaries received any written notices of infringement or misappropriation of such Intellectual Property from any third party.

(d)           The Intellectual Property set forth in (or required to be set forth in) Schedule 3.11(a)(i) is valid and enforceable and all maintenance or other fees required to be paid to maintain such validity and enforceability have been timely paid and neither Seller, the Company nor any of its Subsidiaries has received any written notices challenging the validity or enforceability of any such Intellectual Property.

(e)           To the Company’s knowledge, no third-party is infringing or misappropriating any Intellectual Property owned by (or under obligation of assignment to) the Company or any of its Subsidiaries in any material respect.

(f)            Each of the Company and its Subsidiaries has taken reasonable steps to protect the confidentiality of all confidential Intellectual Property used in the business of the Company and the Subsidiaries as currently conducted.

(g)           Schedule 3.11(g)(i) contains a true and complete list of all Public Software that is or has been used by the Company or its Subsidiaries in any Company Product, setting forth for each such item of Public Software the name of the applicable Public Software license agreement and a description of the use of such Public Software.  Except as set forth in Schedule 3.11(g)(ii), no software embodied within or distributed with any Company Product has been, or is being, combined, used or distributed by the Company or any of its Subsidiaries with, in whole or in part, any Public Software in a manner which would require that such software or Company Product (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no (or a minimal) charge.  “Public Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models requiring a licensee to make its own source code available under the same terms as such license or distribution model, including any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License and (H) the Apache License.

3.12         Litigation.  Schedule 3.12 sets forth all Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, before or by any Governmental Authority.  There are no Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, before or by any Governmental Authority, which if determined adversely to the Company or such Subsidiary of the Company would have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any material outstanding Order of any Governmental Authority.  To the Company’s knowledge, there are no formal or informal governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened, relating to, affecting or involving the Company or any of its Subsidiaries.

3.13         Employee Benefit Matters.

(a)           Employee Benefit Plans.  Schedule 3.13(a) sets forth a list of each Employee Benefit Plan, Seller Benefit Plan and Non-US Benefit Plan.  Each Employee Benefit Plan and Non-US Benefit Plan complies in all material respects in form and in operation with the applicable provisions of ERISA, the Code and other applicable Law.  Other than routine claims for benefits, there are no material claims or lawsuits pending or, to the Company’s knowledge, threatened against or arising out of an Employee Benefit Plan or Non-US Benefit Plan, and there are no material audits or proceedings pending or, to the Company’s knowledge, threatened in writing by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any Employee Benefit Plan or Non-US Benefit Plan.

(b)           Benefit Plan Documents.  With respect to each Employee Benefit Plan, Seller Benefit Plan, and Non-US Benefit Plan, the Company has made available to Buyer, as applicable, true and complete copies of (i) all plan documents, including all amendments thereto, (ii) all summary plan descriptions, (iii) the three most recent annual reports (including any reports on Form 5500) filed with the Internal Revenue Service, (iv) each trust agreement and insurance or group annuity contract, (v) the most recent annual actuarial valuations, if any, for each Employee Benefit Plan, and (vi) the most recent determination, opinion or other qualification letter, if any, issued by the Internal Revenue Service.

(c)           Plan Qualification.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code either is a prototype plan and is entitled to rely on a favorable opinion letter or has received a favorable determination letter from the Internal Revenue Service and, to the Company’s knowledge, (i) the Internal Revenue Service has not taken action to revoke any such letter and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such plan that would adversely affect the qualification of the plan.

(d)           Certain Pension Plans.  Neither the Company nor any ERISA Affiliate of the Company maintains, contributes to or has any liability (contingent or otherwise) in respect of  or related to any Multiemployer Plan or any other pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA.

(e)           Funding.  All contributions, premiums and benefit payments under or in connection with the Employee Benefit Plans and Non-US Benefit Plans that are required to have been made as of the date hereof have been timely made or accrued.

(f)            Certain Payments.  Except as set forth on Schedule 3.13(f), there is no contract, plan or arrangement covering any employee or former service provider to the Company or any of its Subsidiaries that, individually or collectively, would give rise to an excess parachute payment as a result of the transactions contemplated by this Agreement.  The execution of this Agreement and the consummation of the transactions contemplated hereby (whether alone or together with any other event) will not:  (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, Seller Benefit Plan, or Non-US Benefit Plan, (2) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Employee Benefit Plan, Seller Benefit Plan, or Non-US Benefit Plan, or (3) trigger any obligation to fund any Employee Benefit Plan, Seller Benefit Plan or Non-US Benefit Plan.

(g)           Retiree Welfare Benefits.  No Employee Benefit Plan or Non-US Benefit Plan provides death or medical benefits, whether or not insured, with respect to any former or current employee of the Company or any of its Subsidiaries, or any spouse or dependent of any such employees, in any case, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries, other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or otherwise required by applicable Law.

(h)           Section 409A Compliance.  Each Employee Benefit Plan, Non-US Benefit Plan or any other arrangement of the Company or any of its Subsidiaries, or under which any employee of the Company or any of its Subsidiaries has deferred any amount of compensation, that is, or was, subject to Section 409A of the Code was administered in reasonable, good faith compliance in all material respects with the requirements of Section 409A of the Code through December 31, 2008, and all Employee Benefit Plans subject to Section 409A of the Code that provide payment after December 31, 2008, have been operated and documented in compliance in all material respects with the requirements of the final regulations under Section 409A of the Code since January 1, 2009.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such Person, including pursuant to Section 409A of the Code.

3.14         Insurance.  Schedule 3.14 sets forth a summary of each material insurance policy maintained by or in favor of the Company and its Subsidiaries (including premiums, deductibles and coverage amounts).  All of such insurance policies are in full force and effect, and to the Company’s knowledge, neither the Company nor any Subsidiary of the Company is in default with respect to its obligations under any of such insurance policies, except where such default would not have a Material Adverse Effect.  None of Seller, the Company or any of its Subsidiaries have received any written notice of cancellation or modification in coverage amounts of any such insurance policies.  All premiums due and payable under all such insurance policies have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies.  There is no material claim by the Company or its Subsidiaries pending under any of such insurance policies, and to the Company’s knowledge, no incident has occurred since June 30, 2010, that could give rise to a material claim under any of such insurance policies.  The Company and its Subsidiaries have complied in all material respects with all requirements as required by Law or pursuant to contract to purchase insurance.

3.15         Compliance with Laws.

(a)           The Company and its Subsidiaries are in compliance with all Laws of any Governmental Authorities applicable to the business and operations of the Company and its Subsidiaries as presently conducted, except where the failure to comply would not have a Material Adverse Effect.  Neither Seller, the Company nor any of their respective Subsidiaries have received any written notice of or been charged with a material violation of any Laws.

(b)           The Company and its Subsidiaries have at all times conducted their export and reexport transactions in accordance with all applicable export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and all other applicable import/export controls in other countries from which the Company and/or its Subsidiaries exports or reexports its products, technologies, software or services, or in which the Company and/or its Subsidiaries otherwise conduct business.

(c)           The Company and its Subsidiaries have complied in all material respects with all applicable privacy laws and their respective internal privacy policies and guidelines, if any, relating to any Personally Identifiable Information.  “Personally Identifiable Information” means any information that alone or in combination with other information held by a company can be used to specifically identify a person.

3.16         Environmental Matters.  Except as set forth on Schedule 3.16:

(a)           The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, and any past non-compliance by the Company or its Subsidiaries has been fully resolved without any pending, ongoing or future costs or obligations that are material.

(b)           The Company and its Subsidiaries have all material permits, licenses and other authorizations required under applicable Environmental Laws; the Company and its Subsidiaries are in compliance in all material respects with such permits, licenses and authorizations; and any past non-compliance by the Company or its Subsidiaries has been fully resolved without any pending, ongoing or future costs or obligations that are material.

(c)           Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials, and there has not been a Release of Hazardous Materials for which the Company or any of its Subsidiaries has any liability under Environmental Law or pursuant to any contract to which it or they are a party, that would require any material Remedial Action under Environmental Law or that would reasonably be expected to result in a material liability.

(d)           Neither the Company nor any Subsidiary is currently conducting or funding any Remedial Action.

(e)           This Section 3.16 constitutes the sole and exclusive representations and warranties of the Company with respect to compliance with Environmental Laws.

(f)            Neither Seller, the Company nor any of its Subsidiaries has received any written notice from any Person, that alleges that any of them is in violation of Environmental Laws or has any material liability arising under applicable Environmental Laws, including any liability for any Remedial Action.

(g)           Seller has provided Buyer with copies of all material environmental reports, audits and analyses relating to the Company, any of its Subsidiaries, any of its or their operations, or any of the Leased Real Property that are in the possession or control of the Seller, the Company or any of its Subsidiaries.

3.17         Affiliated Transactions.  Except as set forth on Schedule 3.17, neither Seller nor any of its Subsidiaries (other than the Company or any of its Subsidiaries), nor any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of Seller, the Company or any of their Subsidiaries (i) is, or as of September 30, 2010 was, a party to any Contract or transaction with the Company or any of its Subsidiaries, (ii) has, or as of September 30, 2010 had, borrowed any moneys from or has, or as of September 30, 2010 had, outstanding any Indebtedness or other similar obligation to the Company or any of its Subsidiaries, or (iii) has any material direct or indirect interest of any kind in any material property used by the Company or its Subsidiaries.  Except as set forth on Schedule 3.17, neither Seller nor any of its Subsidiaries (other than the Company or any of its Subsidiaries) has any material ownership interest (other than investments that result in such Person owning less than 2% of the outstanding voting stock of a publicly traded company) in, or controls, any Person that is a material supplier, customer or landlord of the Company or its Subsidiaries, or is engaged in a business in competition with the business of the Company or its Subsidiaries as conducted as of the date hereof.

3.18         Employees.  The Company has made available to Buyer a complete and accurate list of the titles and current annual salary rates of, and all bonuses paid or payable within the past twelve (12) months to, all present officers and senior management employees whose annual (or annualized) rate of compensation (base salary and target bonus) exceeds $100,000.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with respect to its employees, nor, to the Company’s knowledge, have there been any attempts to organize the employees of the Company or any of its Subsidiaries since January 1, 2008.  There is no labor strike or other organized work stoppage pending against the Company or any of its Subsidiaries.  There are no, nor in the three (3) years prior to the Closing Date have there been any, material Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission, or any Governmental Authority or any arbitrator concerning alleged employment discrimination or any other material matter related to employment, wages, hours, equal opportunity, nondiscrimination, immigration, benefits, collective bargaining, payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.  There is no, nor in the three (3) years prior to the Closing Date has there been any, unfair labor practice charge or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar state, local or foreign Governmental Authority.  Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to social insurance obligations in respect of all their employees. In the three (3) years prior to the Closing Date, neither the Company nor any of the Subsidiaries has effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Subsidiaries or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of the Subsidiaries, and which liability therefor remains unsatisfied.

3.19         Brokerage.  Neither the Company nor any of its Subsidiaries has incurred, nor shall any of them become liable for, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, the Company or any of their Affiliates, other than any fees and expenses of Oppenheimer & Co. Inc., which fees and expenses shall be paid by Seller.

3.20         Permits.  Schedule 3.20 contains a list of all material permits and licenses of Governmental Authorities (collectively, the “Permits”) owned or possessed by the Company or its Subsidiaries, and no other permits and licenses of governmental entities are required in the conduct of their respective businesses or used by the Company and its Subsidiaries in the conduct of their businesses, in each case as of the date of this Agreement, except where the failure to obtain, own, possess and/or use such other permits and licenses of Governmental Authorities would not reasonably be expected to materially interfere with or limit the operation of the respective businesses of the Company and its Subsidiaries as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except which such default or violation would not reasonably be expected to have a Material Adverse Effect.  No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit in any material respect any such Permit is pending or, to the Company’s knowledge, threatened.

3.21         Product Warranties.  Schedule 3.21 sets forth the standard written forms of product and service warranties and guarantees utilized by the Company and its Subsidiaries as of the date of this Agreement.  There has not been any claim under any contractual warranty, guaranty or other indemnity with respect to the Company’s or any of its Subsidiaries’ products or services during a period of three (3) years prior to the Closing Date, except for claims which do not exceed $500,000 in any single case, or $1,000,000 in the aggregate.  All material service or warranty liabilities of the Company or any of its Subsidiaries to customers or other Persons as of June 30, 2010, are reflected on the Financial Statements to the extent required by GAAP, and the reserve for warranty liabilities reflected thereon has been determined and recorded in accordance with GAAP consistently applied as of such date.  To the Company’s knowledge, Schedule 3.21 sets forth as of the date hereof any problem or issue with respect to any of the Company Products which does, or may reasonably be expected to, materially adversely affect the value, functionality, or fitness for the intended purpose of such Company Products.

3.22         Bank Accounts.  Schedule 3.22 sets forth a list of all bank accounts, and all safe deposit boxes, maintained by the Company and its Subsidiaries, and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, authorized to obtain access thereto.

3.23         Accounts Receivable.  Seller has made available to Buyer a list of all accounts receivable of the Company and its Subsidiaries as of September 30, 2010, together with a range of days elapsed since invoice.  Except to the extent, if any, reserved for in the Financial Statements, all accounts receivable of the Company and its Subsidiaries reflected on the Financial Statements arose from, and all accounts receivable of the Company and its Subsidiaries existing on the Closing Date have arisen from, the sale of inventory or services rendered in the ordinary course of business consistent with past practice to Persons not Affiliated with Seller, the Company or their respective Subsidiaries.  Since the date of the Latest Balance Sheet, the Company has not sold or factored more than $4,400,000 of accounts receivable.  Except as set forth on Schedule 3.23(i), no Person has any Lien on any of the accounts receivable of the Company and its Subsidiaries.  As of the date hereof, the Company does not reasonably expect that the collections rate of its and its Subsidiaries’ currently outstanding accounts receivable will be materially worse than its historical collection rate.

3.24         Foreign Corrupt Practices.  None of the Company, its Subsidiaries, or any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any rules or regulations thereunder; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.25         Customers.  Schedule 3.25 sets forth the names of the top 20 customers of the Company and its Subsidiaries that purchased goods or services from the Company or its Subsidiaries based on total revenues received from such customers during the twelve (12) month period ended June 30, 2010, and the amount for which each such customer was invoiced during such period.  Except as disclosed in Schedule 3.25, neither Seller, the Company nor any of its Subsidiaries has received any notice that any such customer of the Company or its Subsidiaries will not purchase goods or services from the Company in the future.

3.26         Suppliers.  Schedule 3.26 sets forth the names of the top 20 suppliers from which the Company and its Subsidiaries ordered raw materials, supplies, merchandise and other goods for the Company and its Subsidiaries based on the amount paid to each supplier by the Company during the twelve (12) month period ended June 30, 2010, and the amount paid to each such supplier by the Company or such Subsidiary during such period. Except as disclosed in Schedule 3.26, neither Seller, the Company nor any of its Subsidiaries has received any notice that any such supplier will not sell raw materials, supplies, merchandise or other goods to the Company or its Subsidiaries in the future.

3.27         Sufficiency of Assets.

(a)           Schedule 3.27(a) contains a true and complete list of all of the properties, assets, rights, Contracts and claims of Seller and its Subsidiaries (other than the Company and its Subsidiaries) used or held for use in, or necessary for, the conduct of the business of the Company and its Subsidiaries as presently conducted, and of all services performed for the Company and its Subsidiaries by Seller and its Subsidiaries (other than the Company).

(b)           Following the Closing, neither Seller nor any of its Subsidiaries (other than the Company or any of its Subsidiaries) will have any interest in any properties, rights and assets used in or relating to the conduct of the business of the Company and its Subsidiaries as presently conducted.

3.28         Complete Copies of Materials.  The Company has made available to Buyer true and complete copies of each of the documents listed or referred to on the Disclosure Schedules.

3.29         Grants and Benefits.  Schedule 3.29 provides a list of all material pending and outstanding grants, incentives, Tax benefits, subsidies and other similar benefits or incentives, and all applications therefor (collectively, “Grants”), provided by a Governmental Authority to or for the benefit of the Company or any of its Subsidiaries or applicable to or affecting any of their respective businesses, properties, rights or assets.  The Company provided to Buyer, prior to the date hereof, true and correct copies of all documents evidencing Grants submitted by the Company or any of its Subsidiaries, and all letters of approval and supplements thereto, granted to the Company or any of its Subsidiaries.  Schedule 3.29 sets forth a summary of the Company’s estimated savings and benefits under the Grants for the time periods and types of savings and benefits specified therein.  Except as set forth on Schedule 3.29, the Company or its Subsidiary, as appropriate, is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto.  No submissions made to any Governmental Authority in connection with obtaining any Grant contained any misstatement or omission that would have affected the granting of such Grant.  As of the date hereof, the Company has not been informed in writing by a Governmental Authority that they have any intent to revoke or materially modify any of the Grants.  To the Company’s knowledge, the consummation of the transactions contemplated by this Agreement in and of itself will not have any adverse effect on the continued validity and effectiveness of any such Grants.  Each Subsidiary has, in accordance with applicable Law, duly registered with the relevant Governmental Authority and obtained and maintained the validity of all national and local tax registration certificates.  To the Company’s knowledge, the Company has not taken or omitted to take any action that can reasonably be expected to form the basis of any Governmental Authorities rejecting the renewal or extension of the Grants with respect to the High-Technology Enterprise status as the current three-year term of such status is due to expire.

3.30         Director and Officer Claims.  No director or officer of the Company or its Subsidiaries has made a claim for indemnification pursuant to the certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries or any other agreement with the Company or any of its Subsidiaries, and, to the Company’s knowledge, no basis for any such claim exists.   Schedule 3.30 sets forth each of the directors and officers of the Company and its Subsidiaries.  Except as set forth on Schedule 3.30, none of the directors or officers of the Company or any of its Subsidiaries is an employee of Seller or its Subsidiaries (other than the Company and its Subsidiaries).

3.31         Termination of Intercompany Obligations, Guarantees and Indemnity Obligations.  As of the Closing Date, Seller has caused to be terminated and cancelled all (i) intercompany accounts payable by the Company and its Subsidiaries to Seller and its Subsidiaries (other than the Company and its Subsidiaries) and (ii) intercompany accounts payable (other than commercial accounts payable related to the sale of products or services, if any, included in the accounts receivable line in the Latest Balance Sheet or that would be included in a consolidated, unaudited balance sheet of the Company and its Subsidiaries prepared in the same manner as the Latest Balance Sheet  on the Closing Date) by the Seller and its Subsidiaries (other than the Company and its Subsidiaries) to the Company and its Subsidiaries.  The intercompany payable line on the Latest Balance Sheet is calculated on a net basis, and, for the avoidance of doubt, the accounts receivable line on the Latest Balance Sheet does not include such commercial accounts receivable from MRV and its Subsidiaries (excluding the Company and its Subsidiaries).  As of the Closing Date, Seller has caused to be terminated and cancelled all indemnity obligations from the Company or any of its Subsidiaries to Seller or its Subsidiaries (other than the Company and its Subsidiaries).  None of the Company’s Cash on Hand was used to satisfy any such intercompany accounts payable on or after September 30, 2010. As of the Closing Date, Seller has caused the Company and its Subsidiaries to be released from any obligation to guarantee or provide indemnity for any obligation of Seller and its Subsidiaries (except the Company and its Subsidiaries) to a third party and has caused the beneficiaries of any such guarantees or indemnities to release the Company from any liabilities or obligations under each such guarantee and indemnity.

3.32         No Other Representations.  Except for the representations and warranties contained in Article II and this Article III, as qualified by the Disclosure Schedules delivered pursuant hereto, and as made in any certificate delivered at Closing pursuant to this Agreement, none of the Company, its Subsidiaries, Seller or any other Person makes any express or implied representation or warranty in respect or on behalf of the Company, its Subsidiaries or Seller, and the Company and Seller disclaim any such representation or warranty, whether by Seller, the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby or the business or assets of the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller as follows:

4.01         Organization and Authority.  Buyer is a private company with limited liability duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all requisite power and authority and full legal capacity to execute and deliver this Agreement and perform its obligations hereunder.

4.02         Authorization; Valid and Binding Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming that this Agreement is a valid and binding obligation of the Company and Seller, this Agreement constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03         No Breach.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not result (with or without notice or lapse of time, or both) in any breach of, constitute a default under, result in a violation of, or require any material permit, authorization, consent or approval by, filing with or notice or declaration to any Governmental Authority, under (a) the provisions of Buyer’s certificate of incorporation, bylaws or equivalent organizational documents, (b) any government registration or Contract to which Buyer is a party or by which Buyer or its properties or assets may be bound or affected, or (c) any Law or Order to which the Buyer is subject, except, in the case of clauses (b) and (c), where the failure of any of the foregoing to be true would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.04         Litigation.  There are no Proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer before or by Governmental Authority, which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.05         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.06         Investment Representation.  Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.07         Limited Guarantee.  The Fund has provided the Limited Guarantee to Seller.  There are no other agreements, side letters or arrangements relating to the Limited Guarantee that could affect the availability of the Fund to perform its obligations thereunder.  The Limited Guarantee is in full force and effect.  There are no conditions precedent or other contingencies related to performance by the Fund of its obligations under the Limited Guarantee.

4.08         No Other Representations.  Except for the representations and warranties contained in this Article IV, none of Buyer or any other Person makes any express or implied representation or warranty in respect or on behalf of Buyer, and Buyer disclaims any such representation or warranty, whether by Buyer or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby or the business or assets of Buyer, notwithstanding the delivery or disclosure to Company or Seller or any of their respective officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

ARTICLE V.

COVENANTS OF SELLER AND THE COMPANY

5.01         Access to Books and Records.  After the Closing, Seller shall from time to time provide Buyer and its authorized representatives (including, without limitation, its legal advisors and accountants) with reasonable access, upon advance notice and during normal business hours, to the books and records relating to the Company and its Subsidiaries in Seller’s possession as Buyer reasonably requests and to make extracts and copies of such books and records.  Effective upon, and only upon, the consummation of the Closing, the Confidentiality Agreement shall terminate.  Unless otherwise consented to in writing by Buyer, Seller shall not, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to the Company and its Subsidiaries for periods on or prior to the Closing Date without first giving at least 30 days prior written notice to Buyer and offering to surrender to Buyer such books and records or such portions thereof.

5.02         Confidentiality.  Seller recognizes that by reason of its ownership of the Company and its Subsidiaries, Seller and its Subsidiaries (other than the Company and its Subsidiaries) have acquired confidential information and trade secrets concerning the Company and its Subsidiaries and the Company and its Subsidiaries’ business the use or disclosure of which could cause Buyer or its Subsidiaries (including the Company and its Subsidiaries) substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Seller covenants and agrees with Buyer that neither Seller nor any of its Subsidiaries will at any time, except in performance of their respective obligations to Buyer or with the prior written consent of Buyer, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Company and its Subsidiaries and the Company and its Subsidiaries’ business that any such Person may learn or has learned by reason of its ownership of the Company and its Subsidiaries and the Company and its Subsidiaries’ business, unless (i) such information becomes known to the public generally through no fault of Seller or any of its Subsidiaries, (ii) disclosure is required by applicable Law, or (iii) such information was not previously known to Seller or any of its Subsidiaries but becomes rightfully known to Seller or such Subsidiary after Closing, without restriction, from a source (other than Buyer and its Subsidiaries) not related to Seller’s prior ownership of the Company and its Subsidiaries and the Company and its Subsidiaries’ business and without any breach of duty to Buyer or its Subsidiaries.  The parties hereto agree that the covenant contained in this Section 5.02 imposes a reasonable restraint on Seller and its Subsidiaries and employees.

5.03         Non-Competition.

(a)           In consideration of Buyer entering into this Agreement and in order that Buyer may enjoy the full benefit of the business of the Company, for a period of three (3) years from and after the Closing Date, neither Seller nor any of its Subsidiaries shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in (other than an investment that results in such Person owning less than 2% of the outstanding voting stock of a publicly traded company) or carry on a business which, directly or indirectly, is in competition with the Company or its Subsidiaries as conducted on the date hereof; provided, however, that Seller shall be allowed to (i) sell the Appointech, Inc. (“Appointech”) business to any third party or parties which is not an Affiliate of Seller or its Subsidiaries and (ii) continue operation of the business of Appointech, without material expansion of or deviation from the business of Appointech as historically conducted; provided, further, however, that no restrictions pursuant to this Section 5.03(a) shall apply with respect to Appointech following the closing of any sale of Appointech to a third party which is not an Affiliate of Seller or its Subsidiaries.

(b)           Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.03 will be inadequate and, accordingly, Seller covenants and agrees that Buyer shall, in addition to any other rights and remedies which Buyer may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction.  In addition, Seller and Buyer agree that the terms of the covenant in this Section 5.03 are fair and reasonable in light of Buyer’s plans for the business of the Company and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby.  In the event that any of the covenants contained in this Section 5.03 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.03 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

5.04         Non-Solicitation.  For a period of two (2) years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, whether for their own account or for the account of any Person, solicit, offer employment to or hire any individual that is employed by the Company or its Subsidiaries on the Closing Date; provided, however, that Seller and its Subsidiaries shall not be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on the Company and its Subsidiaries (and the hiring of employees that respond to any such searches), (ii) hiring any such employee not employed by the Company or its Subsidiaries at the time of solicitation or (iii) hiring any employee who contacts Seller or its Subsidiaries on his or her own initiative.

5.05         Successors.  In the event that Seller (or any of its successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other Person, or (iii) adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of Seller’s obligations under this Agreement, including Seller’s obligations pursuant to Article VII and Section 8.03 hereof, which shall continue in effect after the consummation of such transaction.  Prior to any such transaction, Seller shall notify Buyer of any transaction that would trigger the terms of this Section 5.05 and the terms thereof, including the identity of the continuing or surviving corporation or entity, transferee, liquidating trust or other agent, as the case may be.

5.06         Third Party Consents.  Seller shall, subsequent to the Closing, use reasonable best efforts to obtain those consents required for the consummation of the transactions contemplated hereby under the contracts set forth on, or required to be set forth on, Schedule 3.04 (the “Consents”) and shall use commercially reasonable efforts to provide assistance for any notices required to be given under the contracts set forth on, or required to be set forth on, Schedule 3.04, as applicable.  If a Consent cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with substantially similar rights and benefits of the affected contract for the term thereof, and to enable Buyer to conduct the business of the Company and its Subsidiaries until such Consent is obtained and shall indemnify Buyer for any losses suffered by the Company or its Subsidiaries for any Losses resulting from the loss of the benefits of such contract.  If Seller provides the rights and benefits under any such contract, the Company shall assume the obligations and burdens under such contract.

ARTICLE VI.

COVENANTS OF BUYER

6.01         Access to Books and Records.  From and after the Closing, Buyer shall, and shall cause the Company to (a) provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), upon advance notice and during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods on or prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby and (b) make available and deliver to Seller, in a timely manner, the records, files, data and information, including the information consisting of the Company’s consolidation file and other disclosure schedules, necessary for Seller to prepare and complete its quarterly and annual consolidated financial statements and other public reports required to be filed with the U.S. Securities and Exchange Commission, for each of the periods (i) beginning on July 1, 2010 through September 30, 2010 and (ii) beginning on October 1, 2010 through the Closing Date, in each case consistent with past practice.  Unless otherwise consented to in writing by Seller, Buyer shall not permit the Company or any of its Subsidiaries, for a period of six (6) years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to the Company and its Subsidiaries for periods on or prior to the Closing Date without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

6.02         Directors and Officer Liability.  The Company and its Subsidiaries shall have no obligation post-Closing to indemnify or advance any expenses to any director or officer of the Company and its Subsidiaries if such individual is or was a director, officer or employee of Seller or its Subsidiaries (other than the Company and its Subsidiaries) as of or prior to the Closing Date, and Seller shall indemnify the Company in connection with any such payment or related claim.

6.03         Employees and Employee Benefits.

(a)           Continuing Employees.  Seller shall take all necessary action to ensure that upon the Closing, (i) all Employees will cease to participate in, and (ii) the Company and/or its Subsidiaries shall cease to be “participating employers” (or comparable participating entities) under, each of the Seller Benefit Plans; provided, however, that Seller shall continue to provide benefits under Seller Benefit Plans to the Continuing Employees (as defined below) and any Employees hired following the date of the Closing under the Seller Benefit Plans set forth on Schedule 6.03(a) for the period beginning upon the Closing and through December 31, 2010, to the extent to which the Continuing Employees participate in each such Seller Benefit Plan immediately prior to the Closing.  Buyer will reimburse Seller for Seller’s actual costs (determined based on premium or self-insured equivalent rates) in providing such benefits promptly, but in no event later than thirty (30) days after receipt of Seller’s invoice for such costs.  In addition, to the extent that Seller or any Seller Benefit Plan incurs any cost, expense or other Loss resulting from any Seller Benefit Plan being characterized by an appropriate

Governmental Authority as a “multi-employer welfare arrangement” (within the meaning of ERISA), Buyer shall indemnify and hold Seller harmless against such cost, expense or other Loss and shall promptly reimburse any such amounts to Seller upon receipt of notice thereof from Seller.  From and after the date through which such benefits continue, Seller shall retain all obligations and liabilities under the Seller Benefit Plans, and neither Buyer nor any of its Affiliates will have any obligation or liability with respect thereto.  Neither the Buyer nor any of its Affiliates shall assume sponsorship or any liability with respect to any of the Seller Benefit Plans or any part thereof, and no Seller Benefit Plan and no assets of any Seller Benefit Plan will be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.  Upon the Closing, each individual who is an employee of the Company and/or any of its Subsidiaries (an  “Employee”) immediately prior to the Closing shall continue as an employee of the Company or one of its Subsidiaries or Affiliates immediately after the Closing (each, a “Continuing Employee”).  For purposes of this Section 6.03(a), the term “Employee” shall include any individual who, on the Closing Date, is on an authorized medical or short-term (but not long-term) disability leave of absence or any other approved leave of absence from the Company or any of its Subsidiaries who return to full time status within six (6) months after the Closing.  Nothing contained in this Section 6.03(a) shall limit the right of Buyer or any of its Affiliates to terminate the employment of any Continuing Employee after the Closing.

(b)           Credit.  With respect to each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is maintained, sponsored or contributed to by Buyer or its Subsidiaries (the “Buyer Plans”) in which any Continuing Employee becomes eligible to participate, Buyer shall:  (A)  ensure that each Continuing Employee shall receive full credit for purposes of eligibility for such employees’ service with the Company and/or any of its Subsidiaries prior to the Closing, to the extent such credit was recognized under comparable Employee Benefit Plans immediately prior to the Closing (including, without limitation, for purposes of determining benefit levels applicable under any severance or termination pay arrangement), and (B) make commercially reasonable efforts to cause there to be waived any eligibility requirements or pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by Continuing Employees under comparable Employee Benefit Plans, in each case, to the extent waived and given effect (as applicable) under comparable Employee Benefit Plans immediately prior to the Closing.

(c)           Employment Practices.  From and after the Closing, the Company and its Subsidiaries shall be solely responsible for, and Buyer shall indemnify, defend and hold the Seller and its Affiliates harmless from and against, any Losses arising from or relating to any acts or omissions of Buyer or its Affiliates (including the Company and its Subsidiaries) in connection with the employment or termination of employment of the Continuing Employees.

(d)           Performance.  From and after the Closing, Buyer shall cause the Company and its Subsidiaries to honor in accordance with their terms all agreements between either such party and any Continuing Employee as set forth on Schedule 6.03(d) and to continue to satisfy all other legal obligations of the Company to any Company Employees.

(e)           Allocation.  For purposes of allocating responsibility under this Section 6.03, a medical claim is deemed incurred when the services that are the subject of the claim are performed; in the case of hospitalization, upon commencement of hospitalization; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, the later of when the disability is determined to have occurred by the Company’s insurance carrier or when the employee ceased active employment as a result of the disability; and, in the case of workers’ compensation, when the event giving rise to the claim occurs.

(f)            COBRA.  Buyer shall (i) assume any and all obligations to provide continuation coverage pursuant to Section 601 of ERISA, et. seq. (“COBRA”), with respect to Continuing Employees and their qualified beneficiaries (excluding any individual who became a qualified beneficiary prior to Closing), and (ii) indemnify Seller and its Affiliates for any and all Losses incurred as a result of Buyer’s failure to provide continuation coverage to any Continuing Employee or qualified beneficiary (excluding any individual who became a qualified beneficiary prior to Closing), including, but not limited to, any Losses or excise taxes arising pursuant to Code Section 4980B.  Notwithstanding the foregoing, during any transition period during which Continuing Employees receive benefits under Seller benefit plans in accordance with Section 6.03(a) above, Seller shall provide continuation coverage under its plans as required by COBRA, the costs of which shall be reimbursed by Buyer in accordance with Section 6.03(a) above.

(g)           No Other Rights.  Nothing in this Section 6.03 shall be deemed to create or confer any rights or remedies (including any agreement for employment or other benefits) in any Person other than the parties hereto.

6.04         Insurance; Risk of Loss.

(a)           As of the close of business on the Closing Date:  (i) Seller will terminate or cause its Affiliates to terminate all insurance coverage with respect to events occurring on or after the Closing Date relating to the Company and its Subsidiaries and their respective businesses, assets and employees under the policies of insurance of Seller maintained for the benefit of all of its controlled subsidiaries, including the Company and its Subsidiaries; provided, however, that (A) no such termination of any “occurrence based” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses covered thereby from events occurring on or prior to the Closing Date, it being understood that the Company and its Subsidiaries shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; (B) no such termination of any “claims made” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses covered thereby arising from or out of any claim made on or prior to the Closing Date, it being understood that the Company and its Subsidiaries shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; and (ii) Buyer shall become solely responsible for all insurance coverage and related risk of loss with respect to the Company and its Subsidiaries and their respective businesses, assets and employees in connection with events occurring on or after the Closing Date.

(b)           Seller shall use its commercially reasonable efforts to cooperate with Buyer and its Affiliates to make claims for indemnification under the terms of the policies set forth in clause (a) above.

6.05        Non-Solicitation.  For a period of two (2) years after the Closing Date, Buyer shall cause the Company and the Company’s Subsidiaries not to, whether for their own account or for the account of any Person, solicit, offer employment to or hire any individual that is employed by Seller or its Subsidiaries (other than the Company and its Subsidiaries) on the Closing Date; provided, however, that the Company and its Subsidiaries shall not be prohibited from (i) initiating searches for employees through the use of general advertisement or through the engagement of firms to conduct searches that are not targeted or focused on Seller and its Subsidiaries (and the hiring of employees that respond to any such searches), (ii) hiring any such employee not employed by Seller or its Subsidiaries at the time of solicitation or (iii) hiring any employee who contacts the Company or its Subsidiaries on his or her own initiative.

6.06        Restricted Stock Unit Awards.  Following the Closing, SPI shall, and Buyer shall cause SPI to (i) send, upon or within 15 Business Days after the Closing Date, an RSU acknowledgement in the form attached hereto as Exhibit A (the “RSU Acknowledgement”) to each holder of a Restricted Stock Unit Award listed on Schedule 6.06 (each, an “RSU Holder”) and (ii) pay from the Aggregate RSU Amount, on the 45th day following the Closing Date (or if such date is not a Business Day, the first Business Day thereafter) (in any case, the “RSU Settlement Date”), to each RSU Holder who has delivered an executed RSU Acknowledgement back to SPI on or prior to the fifth day prior to the RSU Settlement Date, the amounts listed next to the name of such RSU Holder on Schedule 6.06 (subject to applicable tax withholding requirements).  Seller shall have taken all action necessary or desirable to ensure that all Restricted Stock Unit Awards shall terminate upon the Closing and, except as expressly provided in this Section 6.06, RSU Holders shall have no rights or interest in Restricted Stock Unit Awards thereafter, other than the right to receive the amount listed next to such RSU Holders’ name on Schedule 6.06.  Notwithstanding the foregoing, payments to RSU Holders pursuant to this Section 6.06 shall be subject to and conditioned upon the RSU Holder’s execution and delivery of an RSU Acknowledgement in accordance herewith; in no event shall SPI pay any portion of the Aggregate RSU Amount to any RSU Holder who has not delivered to SPI an executed RSU Acknowledgement.  All payments made by SPI at any time relating to or in connection with a claim by any Person to rights under any Restricted Stock Unit Awards shall be offset by the remaining Aggregate RSU Amount until the remaining Aggregate RSU Amount is zero, and thereafter such amounts shall be indemnifiable Losses pursuant to Article VII and Seller shall be responsible for and shall pay any such amounts.

6.07        Lease Guaranty.  Buyer, the Company and its Subsidiaries shall indemnify Seller for any and all Losses arising out of, relating to, or in connection with Seller’s obligations under that certain Guaranty of Lease given by Seller to Nordhoff Industrial Complex, dated August 19, 2004.

ARTICLE VII.

INDEMNIFICATION

7.01        Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, and agreements set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing until the 15-

month anniversary of the Closing Date notwithstanding any investigation at any time made by or on behalf of Buyer and shall thereafter be of no further force or effect; provided, however, that (a) any covenant or agreement required to be performed or complied with following the Closing Date will survive the Closing in accordance with its terms, (b) the representations and warranties set forth in Section 3.11 shall survive the Closing and continue in full force and effect until the 36-month anniversary of the Closing Date notwithstanding any investigation at any time made by or on behalf of Buyer and shall thereafter be of no further force or effect, (c) the representations and warranties set forth in Sections 3.09, 3.13 and 3.16 shall survive the Closing and continue in full force and effect until the date that is ninety (90) days after the expiration of the applicable statute of limitations and shall thereafter be of no further force or effect, and (d) the representations and warranties set forth in Sections 2.01, 2.02, 2.03, 3.01(a), 3.02, 3.03, 3.05(b), 3.06(e), 3.19, 3.27(a), 4.01, 4.02 and 4.05 will survive the Closing indefinitely (the representations and warranties set forth in Section 3.09 and the sections listed in this Section 7.01(d), the “Specified Representations”).

7.02        Indemnification by Seller for the Benefit of Buyer.

(a)           Subject to the provisions of this Article VII, from and after the Closing, Seller shall indemnify and hold Buyer, its Affiliates (including the Company and its Subsidiaries) and its and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all losses, liabilities, obligations, damages, Proceedings, demands, claims, assessments, judgments, penalties, costs and expenses, including attorneys’ and other professionals’ fees and disbursements and the costs of investigation and litigation (collectively, “Expenses”) (collectively, with any Expenses, “Losses”), which the Buyer Indemnified Parties may incur, accrue or suffer based upon, attributable to or resulting from:  (i) any breach by Seller of any representation or warranty set forth in Article II or Article III of this Agreement or any certificate delivered by or on behalf of Seller hereunder at the Closing, (ii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Company at the Closing, (iii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by Seller, (iv) any inaccuracy in the Minimum Cash Certificate, if and to the extent that the actual amount of Cash on Hand as of the Closing was less than the Minimum Cash Amount, or that the actual amount of Cash on Hand located in bank or brokerage accounts in the United States as of the Closing was less than the US Minimum Cash Amount (it being agreed that the amount of any such inaccuracy is an indemnifiable Loss hereunder), (v) any Losses in respect of or related to any Seller Benefit Plan under Title IV of ERISA, or Section 412 or Section 4975 of the Code and (vi) the matters set forth on Schedule 7.02; provided, however, that any claim for indemnification relating to, arising out of, or in connection with the Restricted Stock Unit Awards shall be brought as a Third Party Claim pursuant to Section 7.05, and Losses with respect to such claim shall first be offset by the remaining Aggregate RSU Amount until the remaining Aggregate RSU Amount is zero and thereafter may be sought directly against Seller.

(b)           Notwithstanding any other provision in this Agreement to the contrary, (i) Seller shall not have any liability under clause (i) of Section 7.02(a) above, unless the aggregate amount of all Losses relating thereto for which Seller would be liable, but for this section (including the proviso to this clause (i)), exceeds on a cumulative basis $1,000,000 (the

“Deductible”), and then only to the extent such Losses exceed the Deductible; provided, that Seller shall not have any liability under clause (i) of Section 7.02(a) above for any claim or group of related claims if the Losses relating to such claim or group of related claims are less than $10,000 in the aggregate (the “Mini-Basket”), and (ii) the aggregate liability of Seller under clause (i) of Section 7.02(a) shall in no event exceed $20,000,000  (the “Cap”).  The Deductible, the Mini-Basket and the Cap shall not apply to breaches of any of the Specified Representations or to any claim for indemnification under clauses (ii) through (vi) of Section 7.02(a), nor shall any breaches of any of the Specified Representations or any claim for indemnification under clauses (ii) through (vi) of Section 7.02(a) be taken into account in the calculation of whether the Deductible or the Cap have been met.  The Mini-Basket shall cease to apply when $300,000 worth of Losses for which the Buyer Indemnified Parties would have otherwise been able to seek indemnification from Seller pursuant to clause (i) of Section 7.02(a) above were excluded by application of the Mini-Basket.

(c)           Notwithstanding any other provision in this Agreement to the contrary (other than Section 8.03), Seller shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Losses that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages (except to the extent constituting and paid in respect of Third Party Claims).  The Buyer Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses not constituting Third Party Claims; provided, however, that the foregoing shall not limit Losses resulting from any final, non-appealable injunction, court order, judgment or binding settlement materially restricting the freedom of the Company or any of its Subsidiaries to operate its business as the same is conducted as of the date hereof.  This Section 7.02 constitutes the Buyer Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby (other than with respect to Taxes as to which Section 8.03 governs).  For the avoidance of doubt, following the Closing, Seller shall not be liable for any Losses or liabilities of Buyer, Company and its Subsidiaries, other than those set forth in this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, solely for purposes of Seller’s indemnification obligations under this Article VII, all of the representations and warranties of Seller and the Company set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred and (ii) the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty; provided, that the foregoing clause (i) shall not apply to the representation and warranty in the first sentence of Section 3.07, the representations and warranties in Sections 3.07(f), (m), (o), the first and fifth sentences in Section 3.08(c), 3.10(a), the first sentence of Section 3.14, the first clause of Section 3.20, and the first sentence in Section 3.29 or be deemed to modify or eliminate any dollar amount set forth in any representation and warranty.

(e)           No indemnifying party or any of its Affiliates shall have any right of contribution from any indemnified party or any of its Affiliates with respect to any Losses claimed by an indemnified party.

(f)            Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Buyer Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Buyer Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing.

(g)           The Buyer Indemnified Parties shall not be entitled to recover for the amount of any Loss arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered for such amount of such Loss pursuant to another provision of this Agreement.

7.03        Indemnification by Buyer for the Benefit of Seller.  Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify and hold Seller, its Affiliates and its and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses which the Seller Indemnified Parties may incur, accrue or suffer based upon, attributable to or resulting from:  (a) any breach by Buyer of any representation or warranty set forth in Article IV of this Agreement or any certificate delivered by or on behalf of Buyer hereunder at or in connection with the Closing, or (b) any non-fulfillment or breach of any covenant or agreement contained in this Agreement to be performed or complied with by Buyer and/or, from and after the Closing, the Company or any of its Subsidiaries.

7.04        Manner of Payment.  Any indemnification payment pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the applicable indemnifying party to an account designated in writing by each applicable indemnified party within five (5) days after the determination thereof.

7.05        Notice and Defense of Third Party Claims.

(a)           Any Person making a claim for indemnification under Section 7.02 or Section 7.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any Proceeding, demand or other claim against the Indemnitee (if by a third party, a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnitor is obligated to be greater than such Losses would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of a Third Party Claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (but subject to Section 7.05(b) in the case of Excluded Claims) shall be entitled to assume the defense thereof within thirty (30) days after its receipt of notice of a Third Party Claim from the Indemnitee (or sooner, if the nature of the Third Party Claim so requires) by notifying the Indemnitee in writing within such thirty (30) day period of such election and by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose;

provided, however, that the fees and Expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article VII unless (i) the Indemnitee is requested by the Indemnitor to so participate or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable.  If the Indemnitor shall control the defense of any such Third Party Claim, the Indemnitor shall only be entitled to settle such Third Party Claim if (i) the Indemnitor obtains the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a Third Party Claim and (ii) such settlement expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim.  If the Indemnitor assumes such defense, (i) the Indemnitor shall acknowledge the Indemnitor’s indemnification obligations hereunder with respect to such Third Party Claim, and shall not thereafter contest the Indemnitor’s obligation to indemnify the Indemnitee for all Losses resulting therefrom, (ii) the Indemnitor shall not thereafter cease to defend such Third Party Claim and (iii) the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of such Third Party Claim, the amount for which that Third Party Claim could have been settled pursuant to that proposed compromise or settlement.  In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of Third Party Claims, including by making employees, information and documentation reasonably available.  If the Indemnitor shall not assume the defense of any such Third Party Claim, the Indemnitee may defend against such matter as it deems appropriate and the Indemnitor shall reimburse the Indemnitee for all reasonable and documented Expenses of defending such Third Party Claim upon submission of periodic bills; provided the Indemnitee shall not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld); provided, further, that notwithstanding the foregoing proviso, if such Third Party Claim would reasonably be expected to result in the Buyer Indemnified Parties incurring, accruing or suffering Losses, which taken together with all other Losses of the Buyer Indemnified Parties for which Seller has indemnified the Buyer Indemnified Parties, that exceed the Cap, the Indemnitee may settle any such matter without the written consent of the Indemnitor, and such settlement shall not be determinative of the Indemnitor’s indemnification obligations hereunder with respect to such Third Party Claim or the amount of Losses relating to such Third Party Claim.  In the event that the Indemnitor has consented to any such settlement, the Indemnitor shall have no power or authority to object under any provision of this Article VII to the amount of any Losses reasonably claimed by the Indemnitee with respect to such settlement.  If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnitee in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

(b)           Notwithstanding the foregoing, if a Third Party Claim involves a claim (A) seeking injunctive relief with respect to the operation of the business of the Company and its Subsidiaries, (B) seeking to impose criminal (other than misdemeanors) fines, penalties or sanctions or (C) by a current material customer or supplier of the Company and its Subsidiaries (each such Third Party Claim, an “Excluded Claim”), then the Indemnitee shall, upon written notice to the Indemnitor at the time notice of such Excluded Claim is first given to the Indemnitor, have the right to elect to either (x) assume the defense of such Excluded Claim, in which case, such Excluded Claim shall be subject to this paragraph (b), or (y) submit such Excluded Claim to the Indemnitor pursuant to paragraph (a) above, in which case the procedures in paragraph (a) above shall apply and such Third Party Claim shall thereafter no longer constitute an Excluded Claim.  If the Indemnitee elects to assume the defense of an Excluded Claim, the Indemnitee shall, at its own expense, be permitted to defend against, negotiate, settle or otherwise deal with such Excluded Claim and shall not be obligated to seek the Indemnitor’s consent to any settlement; provided, that if the Indemnitee shall settle any such Excluded Claim without the written consent of the Indemnitor (which consent shall not unreasonably be withheld), such settlement shall not be determinative of the amount of Losses relating to such Third Party Claim.  In the event that the Indemnitor has consented to any such settlement, the Indemnitor shall have no power or authority to object under any provision of this Article VII to the amount of any Losses reasonably claimed by the Indemnitee with respect to such settlement.  The Indemnitor shall be permitted, at its own expense, to participate in the defense of such Excluded Claim.  Upon a final determination of such Excluded Claim, the Indemnitee shall be permitted to proceed directly against the Indemnitor for the amount of Losses incurred by reason of such Excluded Claim pursuant to paragraph (a) above.

7.06        Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 7.02 or Section 7.03 or Section 8.03 shall be calculated net of (i) any Tax Benefit actually (and not potentially) realized by the Indemnitee on account of such Loss, (ii) any reserves set forth in the Latest Balance Sheet relating specifically to such Loss and (iii) any insurance proceeds or other amounts under indemnification agreements actually (and not potentially) received by the Indemnitee on account of such Loss.  If the Indemnitee actually realizes a Tax Benefit on account of such Loss after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.  The Indemnitee shall use commercially reasonable efforts to seek full recovery under any insurance policies and/or indemnification agreements potentially covering any Loss.  For the purposes of this Section 7.06 only, “commercially reasonable” means the Indemnitee’s actions must be commercially reasonable taking into account all relevant considerations, including the risk of increased insurance premiums, the impact on insurance claims history, the risk of insurance non-renewal, other insurance policy risks and consequences and all other foreseeable consequences related to third parties, including foreseeable impacts on customer, reseller, vendor, distributor, supplier, strategic alliance, partner or other relationships.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (after deducting related costs and Expenses and any resulting increased premium costs) shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.  The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors.  For Tax purposes, the parties agree that all payments made under this Article VII and Section 8.03 constitute adjustments to the Purchase Price and shall report any payments as such on their Tax Returns, unless otherwise required by applicable Law.

7.07        Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant or agreement shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 7.01; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnitee shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering an Indemnification Notice to the Indemnitor.

7.08        Limitation on Recourse.  No claim shall be brought or maintained by Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto or any direct or indirect equity holder of the Seller, in each case, which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

7.09        Mediation and Arbitration.  From and after the Closing Date, in the event any claim, demand, disagreement, controversy or dispute (a “Dispute”) arises from or in connection with any claim for Losses under this Article VII and if the Dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle such Dispute in an amicable manner by non-binding mediation to be held in Los Angeles, California, administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration.  Thereafter, any unresolved Dispute shall be settled by binding arbitration to be held in Los Angeles, California, administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  At the conclusion of such arbitration, the arbitrator(s) shall issue a reasoned award to the parties, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof pursuant to Section 10.15.

ARTICLE VIII.

ADDITIONAL COVENANTS AND AGREEMENTS

8.01        Disclosure Generally.  If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any other schedule, such information shall be deemed to be included in all schedules in which the information is required to be included to the extent that the meaning of such disclosure is reasonably apparent on its face.  The inclusion of any information in any schedule shall not be deemed to be an admission or acknowledgment by the Company or Seller, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company and its Subsidiaries.

8.02        Acknowledgment by Buyer.

(a)           Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and on the representations and warranties of the Company and Seller expressly and specifically set forth in this Agreement, including the schedules hereto.  SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER IMPLIED REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER.  The Company and Seller do not make or provide, and Buyer hereby waives, any implied warranty or representation, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or any of its Subsidiaries’ assets or any part thereto.

(b)           In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Company, its Subsidiaries or Seller certain projections.  Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer has made its own independent evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against the Company, its Subsidiaries, Seller or any direct or indirect equity holder of Seller with respect thereto.  Accordingly, neither the Company, any of its Subsidiaries nor Seller makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

8.03        Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date.

(a)           Tax Indemnity.  Seller shall be liable for and pay, and shall indemnify Buyer (and the Company and each Subsidiary) against, (A) all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, as a result of having been a member of a Company Group (including, but not limited to, the Parent Group) for any period prior to or including the Closing Date (including, without limitation, Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provisions of state, local or foreign Tax law as a result of having been a member of a Company Group for any period prior to or including the Closing Date), (B) (x) all income Taxes imposed on the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before September 30, 2010 (as determined pursuant to Section 8.03(c)) to the extent that such Taxes exceed the $488,911 amount for income taxes payable that is set forth on the Latest Balance Sheet , provided, however, that such income Taxes shall not include (and hence Seller shall not be liable for) any income Tax items that result in either (i) a non-current deferred tax asset to the extent that such asset is reasonably expected to result in a deduction or income exclusion recognized (through an actual reduction of Taxes) for a taxable year ending on or prior to December 31, 2012, or (ii) a current deferred tax asset relating to a current asset or liability, and (y) all non-income Taxes imposed on the Company or any of its Subsidiaries for any taxable period (or portion thereof) ending on or before September 30, 2010 (as determined pursuant to Section 8.03(c)) to the extent that such Taxes exceed the $208,426 amount for such non-income Taxes liability that is included within the accrued liabilities amount set forth on the Latest Balance Sheet, (C) all Taxes imposed on the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning October 1, 2010, and ending at the end of the Closing Date to the extent that such Taxes were incurred outside the ordinary course of business or otherwise inconsistent with past custom and practice, it being understood for the avoidance of doubt that such Taxes shall include Tax for any such period resulting from (x) any Section 338(h)(10) Elections to be made with respect to the purchase and sale (actual or deemed) of stock of any of the Company or any of its Subsidiaries  pursuant hereto, (y) any Taxes imposed on the Company or any of its Subsidiaries as a result of transactions contemplated hereby (other than Taxes allocated to Buyer under Section 8.03(g)) and (z) any Taxes imposed on the Company or any of its Subsidiaries as a result of the termination, satisfaction or cancellation of any intercompany accounts pursuant to or as contemplated by Section 3.31 hereof, (D) all Taxes imposed on the Seller as a result of the transactions contemplated hereby, including any failure of Buyer to withhold any such Taxes (other than (1) any withholding of Taxes by a jurisdiction arising solely as a result of a present or former connection of the Buyer to such jurisdiction and (2) Taxes allocated to Buyer under Section 8.03(g)) and (E) Losses arising as a result of any breach of a representation or warranty under Section 3.09.  Section 7.06 shall apply to the previous sentence.

(b)           Filing of Tax Returns; Payment of Taxes.

(i)            Pre-Closing Tax Returns Required to Be Filed on or Prior to the Closing Date.  Seller shall file, or cause to be filed, all Tax Returns of, or which include, the Company and its Subsidiaries and which are required to be filed (taking into account any extensions of time) on or prior to the Closing Date, and pay, or cause the Company or its Subsidiaries, as the case may be, to pay, any and all Taxes required to be shown as due on such Tax Returns.

(ii)           Pre-Closing Tax Returns Required to Be Filed after the Closing Date.  Seller shall prepare, in a manner consistent with prior practice unless otherwise required by applicable Tax Laws, all foreign, state and local Tax Returns required to be filed by the Company and its Subsidiaries on a separate return basis after the Closing Date (“Separate Pre-Closing Tax Returns”) with respect to taxable periods (excluding partial taxable periods) that, to the extent they relate to the Company and its Subsidiaries, end on or before the Closing Date (the “Pre-Closing Taxable Period”).  To the extent that any such Separate Pre-Closing Tax Return would reasonably be expected to have an adverse effect on any of the Company or its Subsidiaries for a taxable period beginning after the Closing Date (the “Post-Closing Taxable Period”), Buyer shall (but only to such extent) have the right to review and comment on such return and Seller shall consider in good faith any comments reasonably requested by Buyer.  Each Separate Pre-Closing Tax Return shall be filed timely by the Company or its Subsidiaries, and the Company or its Subsidiaries shall pay the Tax required to be shown due thereon.  On or prior to the due date for payment of Taxes with respect to any such Separate Pre-Closing Tax Return, or, in the event of a dispute, upon resolution thereof, Seller shall pay to the Company or its Subsidiaries the amount of such Tax required to be shown due to the extent such Tax is allocable to the portion of the Tax period ending on or before September 30, 2010 (provided however, Seller shall only be required to pay such Taxes (x) with respect to income Taxes,  to the extent that such Taxes exceed the $488,911 amount for income taxes payable that is set forth on the Latest Balance Sheet, provided, however, that such income Taxes shall not include (and hence Seller shall not be liable for) any income Tax items that result in either (i) a non-current deferred tax asset to the extent that such asset is reasonably expected to result in a deduction or income exclusion recognized (through an actual reduction of Taxes) for a taxable year ending on or prior to December 31, 2012, or (ii) a current deferred tax asset relating to a current asset or liability, and (y) with respect to non-income Taxes, to the extent that such Taxes exceed the $208,426 amount for such non-income Taxes liability that is included within the accrued liabilities amount set forth on the Latest Balance Sheet).  In addition, Seller will prepare and file all federal, state, local or foreign Tax Returns with respect to any Pre-Closing Taxable Period that are (x) filed on a consolidated, combined or unitary basis with Seller, (y) include the Company and its Subsidiaries and (z) are required to be filed after the Closing Date (“Consolidated Pre-Closing Tax Returns”), and shall pay or cause to be paid the amount of Tax shown to be due thereon with respect to any such Consolidated Pre-Closing Tax Returns.  The Company and its Subsidiaries shall cooperate fully in providing all information in their possession and not otherwise available to Seller that is required to be included in such Separate Pre-Closing Tax Returns or Consolidated Pre-Closing Tax Returns as the Seller may reasonably request within ten (10) Business Days of such request.

(iii)          Tax Returns for Post-Closing Taxable Periods (other than Straddle Periods).  Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include the Company or its Subsidiaries and which are required to be filed after the Closing Date with respect to a Post-Closing Taxable Period, but excluding any Straddle Period, and shall pay or cause to be paid the amount of Tax shown to be due thereon with respect to any such Tax Return.

(iv)          Tax Returns Required to be Filed after the Closing Date for Straddle Periods.  Seller and Buyer shall, unless prohibited by applicable Tax law, take or cause to be taken all commercially reasonable action necessary or appropriate to close the taxable period of the Company and its Subsidiaries as of the Closing Date.  None of Seller, Buyer, the Company or its Subsidiaries shall take any position inconsistent with the preceding sentence on any Tax Return.

In addition, Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of or which include the Company or its Subsidiaries for all taxable periods that begin on or before and end after the Closing Date (“Straddle Periods”), and in each such case shall pay any and all Taxes due with respect to such Tax Returns.  To the extent any Taxes shown due on such Tax Returns are allocable to the portion of such Straddle Period that ends on the Closing Date, such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Tax Laws, Seller shall have the right to review and comment on such Tax Returns and Buyer shall consider in good faith any comments reasonably requested by Seller.  On or prior to the due date for payment of Taxes with respect to any such Tax Returns, or, in the event of a dispute, upon a final resolution thereof, Seller shall pay to the Company or its Subsidiaries the amount of Taxes shown as due on such Tax Return allocable to and otherwise payable by Seller under the following paragraph for the portion of such Straddle Period ending on September 30, 2010  (provided however, Seller shall only be required to pay such Taxes (x) with respect to income Taxes,  to the extent that such Taxes exceed the $488,911 amount for income taxes payable that is set forth on the Latest Balance Sheet, provided, however, that such income Taxes shall not include (and hence Seller shall not be liable for) any income Tax items that result in either (i) a non-current deferred tax asset to the extent that such asset is reasonably expected to result in a deduction or income exclusion recognized (through an actual reduction of Taxes) for a taxable year ending on or prior to December 31, 2012, or (ii) a current deferred tax asset relating to a current asset or liability, and (y) with respect to non-income Taxes, to the extent that such Taxes exceed the $208,426 amount for such non-income Taxes liability that is included within the accrued liabilities amount set forth on the Latest Balance Sheet).

(c)           For purposes of allocating Taxes of the Company or its Subsidiaries for a portion of a Tax period that includes September 30, 2010, the portion of any such Tax that is allocable to the portion of the taxable period ending on September 30, 2010, shall be:

(i)            in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.03(g)), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on September 30, 2010; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire taxable period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on September 30, 2010, and the denominator of which is the number of days in the entire taxable period.

(d)           Cooperation on Tax Matters.  Buyer, the Company and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           Contest Provisions.  If, subsequent to the Closing, Buyer or the Company or its Subsidiaries receives notice of a Tax Contest with respect to any Tax Return for a Tax period or portion thereof ending on or before the Closing Date, then within fifteen (15) days after receipt of such notice, Buyer shall notify Seller of such notice.  Buyer shall have the right to control the conduct and resolution of such Tax Contest; provided, however, that Buyer shall keep Seller reasonably informed of the progress of such Tax Contest and shall not effect any such settlement or compromise of such Tax Contest without obtaining Seller’s prior written consent thereto, which shall not be unreasonably withheld; provided, further, that Seller shall have the sole right to control the conduct and resolution of any Tax Contest that relates any Tax Return of the Company or its Subsidiaries for a Tax period or portion thereof ending on or before the Closing Date that is filed on a combined, consolidated or unitary basis.

(f)            Amended Returns; Refund Claims.

(i)            Buyer, the Company or its Subsidiaries shall not amend (or cause to be amended) any Tax Return of the Company or its Subsidiaries for any period or portion thereof ending on or before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(ii)           In respect of the U.S. consolidated federal income tax return filed by the Parent Group, Buyer shall cause the Company and its Subsidiaries to forgo any carry-back to a Pre-Closing Taxable Period of any item of deduction or credit incurred by the Company or its Subsidiaries, as the case may be, after the Closing Date.  In respect of any other Tax Return, the carry-back to a Pre-Closing Taxable Period of any item of deduction or credit incurred by the Company or its Subsidiaries, as the case may be, after the Closing Date shall be subject to the prior written consent of Seller, which consent may not be unreasonably withheld.

(g)           Certain Taxes.  Buyer, on the one hand, and Seller, on the other hand, shall share equally all transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”).  Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and shall provide Seller with evidence satisfactory to Seller that such Transfer Taxes, if any, have been paid by Buyer.  Neither Buyer nor Seller is currently aware of any obligation to pay any Transfer Taxes in connection with this Agreement.

(h)           338(h)(10) Elections.

(i)            Seller shall join with Buyer in making elections under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and any corresponding or similar elections under state or local Tax Law (collectively, the “Section 338(h)(10) Elections”) with respect to the purchase and sale of stock of SPI and SPSC and their Subsidiaries.

(ii)           In addition to the Internal Revenue Service Form 8023, Seller shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Elections at least thirty (30) days prior to the date such Section 338(h)(10) Elections are required to be filed.  All forms will be agreed to by the parties prior to the filing thereof.

(iii)          Within ninety (90) days after Closing, Seller shall prepare and deliver to Buyer a statement setting forth the allocation of the applicable purchase consideration (as determined for U.S. federal, state or local Tax purposes) among the assets of SPI and SPSC and their Subsidiaries that are deemed purchased by reason of the Section 338(h)(10) Elections (as revised under this Section 8.03(h)(iii), the “Allocation Statement”).  If Buyer disagrees with the Allocation Statement, Buyer shall notify Seller of such disagreement within ten (10) days after Seller’s delivery of the Allocation Statement, and Buyer and Seller shall negotiate in good faith to resolve such disagreement.  If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne equally by Buyer and Seller.  If the Purchase Price is subsequently adjusted in any manner as provided in this Agreement, Seller and Buyer shall promptly revise the Allocation Statement in a manner consistent with the foregoing.

(iv)          Buyer and Seller shall file all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Elections and the Allocation Statement and shall take no position contrary thereto unless required to do so by applicable Tax Laws; provided however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Statement, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation Statement.

(i)            Tax Agreements.  Any Tax sharing agreement or arrangement between the Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and any of the Company or its Subsidiaries, on the other hand, shall have been terminated, and all payments thereunder settled, immediately prior to the Closing Date with no payments permitted to be made thereunder on or after the Closing Date.

(j)            338(g) Elections.  In connection with the transactions contemplated under this Agreement, Buyer shall make elections under Section 338(g) and the Treasury Regulations promulgated thereunder and any corresponding or similar elections under state or local Tax Law with respect to all of the Company’s Subsidiaries that are treated as non-U.S. corporations for United States tax purposes.

In the event of any conflict or overlap between the provisions of this Section 8.03 and Article VII, the provisions of this Section 8.03 shall control.

8.04        Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use commercially reasonable efforts to take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

8.05        Release.  Effective as of the Closing, except for claims brought against the individuals party to the agreements set forth on Schedule 8.05(i) for fraud, willful misconduct, and breach of the respective agreement set forth on Schedule 8.05(i) that individual is party to, and with respect to the agreement set forth on Schedule 8.05(ii), Seller, on behalf of itself and its Subsidiaries (other than the Company and its Subsidiaries), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company and its Subsidiaries and their respective officers, directors, employees, agents and representatives from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, losses, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, whether known or unknown, contingent or otherwise, whether directly, as a guarantor or indemnitor, or otherwise, which Seller or its Subsidiaries (other than the Company and its Subsidiaries) has or may have had at time in the past until and including the Closing against the Company and its Subsidiaries and their respective officers, directors, employees, agents and representatives or any of them, except for any claims Seller may have under this Agreement or as otherwise expressly provided herein.

ARTICLE IX.

DEFINITIONS

9.01        Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such particular Person.  For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate RSU Amount” means $833,566.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City, Los Angeles and San Francisco are required to or may be closed.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (excluding restricted cash and net of issued but uncleared checks and drafts) and cash equivalents (as such terms are defined under GAAP) and any direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time before the Closing Date, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

“Company Product” means all products, services or offerings that have been or are currently sold, licensed, provided, supported, distributed or otherwise disposed of by the Company or any of its Subsidiaries.

“Company’s Accounting Practices and Procedures” means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Financial Statements.

“Contract” means any binding written, oral or other agreement, contract, subcontract, lease, mortgage, indenture, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, franchise or other binding obligation, commitment or undertaking of any nature.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit, bonus or other incentive compensation, stock option or other equity-based award, deferred compensation, profit-sharing, retirement or supplemental unemployment benefit, vacation or severance plan, policy or agreement maintained by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise), but shall not include any Seller Benefit Plan that will not be transferred or assumed by Buyer in connection with Buyer’s acquisition of the Company and its Subsidiaries hereunder or any
Non-US Benefit Plan.

“Environmental Laws” means all federal, state, local and foreign Laws enacted and in effect on or prior to the Closing Date, and the common law, concerning pollution or protection of the environment or health, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, threatened Release, control, or Remedial Action of, or exposure to, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” with respect to any Person, shall mean any entity other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature (including any arbital body).

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Indebtedness” means, without duplication, the sum of (a) all obligations of the Company and its Subsidiaries for borrowed money or evidenced by bonds, notes, debentures or similar instruments, whether current or funded, secured or unsecured, (b) all obligations of the Company and its Subsidiaries for the deferred purchase price of any property or services (other than trade accounts payable incurred in the ordinary course of business consistent with past practice), including all seller notes and contingent or earn-out payments, (c) all obligations of the Company and its Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company and its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (d) all obligations of the Company and its Subsidiaries secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company and its Subsidiaries is liable as lessee, (f) any obligation of the Company and its Subsidiaries in respect of bankers’ acceptances, bank guarantees, letters of credit (including reimbursement obligations in respect thereof), (g) any obligations secured by Liens on property acquired by the Company and its Subsidiaries, whether or not such obligations were assumed by the Company and its Subsidiaries at the time of acquisition of such property, (h) any indebtedness, liabilities or other obligations of the Company and its Subsidiaries under any transaction or Contract that provides for an interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or cross right, or any combination thereof, or any transaction or Contract of a similar nature, (i) any purchase facility or other financing arrangement (including, without limitation, receivables factoring arrangements and customer financing arrangements), (j) all obligations of any other Person of a type referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h), or (i) above which are directly or indirectly guaranteed by the Company or any of its Subsidiaries or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (k) any refinancings of any of the foregoing obligations, and (l) and any accrued interest, change of control payments or prepayment premiums or penalties related to any of the foregoing obligations, in each case, except as specifically provided above, whether or not required to be recorded as indebtedness on a balance sheet prepared in accordance with GAAP.  For the avoidance of doubt, Indebtedness shall not include (i) any intercompany accounts, payables or loans of any kind or nature between or among the Company and its Subsidiaries or (ii) any lines of credit or other Indebtedness to the extent secured by restricted cash (for the avoidance of doubt, if the amounts of such lines of credit or other Indebtedness are in excess of the restricted cash securing securing such Indebtedness then the amount in excess of such restricted cash shall be included in Indebtedness hereunder).  For the avoidance of doubt, the current portion of any of the foregoing shall constitute “Indebtedness” and shall not be taken into account in calculating “Net Working Capital.”

“Intellectual Property” means patents, trademarks, service marks, domain names, mask works, and copyrights, any registrations and applications for the registration of any of the foregoing, and any trade secrets, confidential information, and know-how.

“Latest Balance Sheet” means the unaudited, consolidated balance sheet of the Company and its Subsidiaries, as of September 30, 2010.

“Law” means any law, statute, code, ordinance, rule, regulation, Order or other legally-binding requirement of any Governmental Authority.

“Liens” means any, lien, charge, security interest, mortgage, pledge, deed of trust, encumbrance, lease, option, right of first refusal, easement, right of way or transfer restriction.

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that, individually or together with any other circumstance, change, effect, event, occurrence, state of facts or development, is or would reasonably be expected to be (i) materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially adverse to the ability of Seller, the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (a) any adverse circumstance, change, effect, event, occurrence, state of facts or development attributable to the public announcement or pendency of the transactions contemplated by this Agreement (including, without limitation, the impact thereof on the Company’s and its Subsidiaries’ relationships with customers, suppliers, partners and employees); (b) any adverse circumstance, change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy or any other economy where the Company or its Subsidiaries do business (in each case, as a whole) or the capital markets in general or the markets in which the Company and its Subsidiaries operate, provided, in each case, that it does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; (c) the effect of any circumstance, change, effect, event, occurrence, state of facts or development arising in connection with any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, provided, in each case, that it does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole; (d) any adverse circumstance, change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof; or (e) any failure by the Company or any of its subsidiaries to meet internal projections for any period ending (or for which revenues, earnings or other financial data are released) on or after the date of this Agreement in and of itself (but not excluding any circumstance, change, effect, event, occurrence, state of facts or development that gave rise to, contributed to or caused such failure to meet any such projections);

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the result of (i) all current assets (excluding Cash on Hand and deferred income Taxes) of the Company and its Subsidiaries minus (ii) all current liabilities (excluding Indebtedness and deferred income Taxes) of the Company and its Subsidiaries, in each case determined in accordance with GAAP applied on a basis consistent with the Interim Financial Statements; provided, that, notwithstanding anything herein to the contrary, for purposes of calculating “Net Working Capital,” in no event will the determination of “Net Working Capital” include any intercompany accounts between or among the Company and its Subsidiaries.

“Non-US Benefit Plan” means each material employee benefit, bonus or other incentive compensation, stock option or other equity-based award, deferred compensation, profit-sharing, retirement or supplemental unemployment benefit, vacation or severance plan, policy or agreement maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (contingent or otherwise), in any case, that is maintained by the Company or a Company Subsidiary outside the jurisdiction of the United States or for the benefit of employees residing or working outside the United States.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Permitted Liens” means (i) any restriction on transfer arising under applicable securities Law, (ii) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings by the Company and its Subsidiaries, provided an appropriate reserve is established therefor in accordance with GAAP on the Latest Balance Sheet; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising by operation of Law and incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which would not, individually or in the aggregate, reasonably be expected to materially detract from the value of or materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (vi) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings which have been made available to Buyer; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements, in each case which financial liabilities are reflected on the Latest Balance Sheet;

(ix) Liens of lessors and licensors arising under lease agreements or license arrangements; and (x)  Liens under other Indebtedness to be paid off at the Closing, provided that such Liens are released promptly following the repayment of such Indebtedness.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a limited liability partnership, a labor union, a joint venture, an unincorporated organization or Governmental Authority.

“Proceeding” means any judicial, administrative or arbitral actions, claims, suits, arbitrations, investigations or proceedings (public or private), whether civil, criminal, administrative or investigative, by or before a Governmental Authority or any arbitrator.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Remedial Action” means all action to (i) clean up, remove, abate, encapsulate, cover, treat or handle in any other way Hazardous Materials in the environment or in building material; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance or monitoring of or with respect to Hazardous Materials.

“Restricted Stock Unit Awards” means all restricted stock unit and similar awards granted by the Company or Seller or their predecessors or Subsidiaries pursuant to the Luminent, Inc. 2007 Omnibus Incentive Plan or any similar arrangement whether or not authorized and approved by the board of directors of the Company or Seller or evidenced by a written grant document; provided, however, that Restricted Stock Unit Awards shall not include any restricted stock unit and similar awards granted by the Company after the Closing, except pursuant to an agreement entered into by the Company prior to the Closing.

“Seller Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit, bonus or other incentive compensation, stock option or other equity-based award, deferred compensation, profit-sharing, retirement or supplemental unemployment benefit, vacation or severance plan, policy or agreement, in any case, that (i) provides compensation or benefits to any service provider of the Company and/or its Subsidiaries (or any dependent thereof), and (ii) is maintained by Seller and/or any of its Affiliates other than the Company and its Subsidiaries.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), (A) a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or (B) that Person shall be or control, directly or indirectly, any managing director or general partner of such business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Contest” means any audit, Proceeding or inquiry involving Taxes.

“Tax Return” or “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

9.02         Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Agreement	Preamble
Allocation Statement	8.03(h)(iii)
Appointech	5.03(a)(i)
Audited Financial Statements	3.06(a)(i)
Buyer	Preamble
Buyer Indemnified Parties	7.02(a)
Buyer Plan	6.03(b)(ii)
Cap	7.02(b)
Closing	1.02
Closing Date	1.02
COBRA	6.03(g)
Common Stock	Recitals
Company	Preamble
Confidentiality Agreement	10.10
Consents	5.06
Consolidated Pre-Closing Tax Returns	8.03(b)(ii)
Continuing Employee	6.03(a)
Deductible	7.02(b)(i)
Disclosure Schedule	Article II
Dispute	7.09
Employee	6.03(a)
Equity Financing	4.07
Excluded Claim	7.05(b)
Expenses	7.02(a)
Facilities	3.06(e)
Final Funding Amount	1.06

Financial Statements	3.06(a)(ii)
Fund	Recitals
Funding Account	1.03(a)
Grants	3.29
Indemnification Notice	7.05(a)
Indemnitee	7.05(a)
Indemnitor	7.05(a)
Initial Funding Amount	1.03(a)
Interim Financial Statements	3.06(a)(ii)
Leased Real Property	3.08(c)
Limited Guarantee	Recitals
Losses	7.02(a)
Material Contracts	3.10(a)
Minimum Cash Amount	1.04(f)
Minimum Cash Certificate	1.04(f)
Mini-Basket	7.02(b)(i)
Parent Group	3.09(a)
Permits	3.20
Personally Identifiable Information	3.15(c)
Post-Closing Taxable Period	8.03(b)(ii)
Pre-Closing Taxable Period	8.03(b)(ii)
Public Software	3.11(g)
Purchase Price	1.01
Real Property Leases	3.08(c)
RSU Acknowledgment	6.06(i)
RSU Holder	6.06(i)
RSU Settlement Date	6.06(ii)
Second Funding Amount	1.06
Section 338(h)(10) Elections	8.03(h)(i)
Securities Act	4.06
Seller	Preamble
Seller Indemnified Parties	7.03
Separate Pre-Closing Tax Returns	8.03(b)(ii)
Shares	Recitals
Specified Representations	7.01(d)
SPI	Preamble
SPI Common Stock	Recitals
SPI Shares	Recitals
SPSC	Preamble
SPSC Common Stock	Recitals
SPSC Shares	Recitals
Straddle Period	8.03(a)
Taxing Authority	3.09(b)
the Company’s knowledge	10.03
Third Party Claim	7.05(a)
Transfer Taxes	8.03(g)

US Minimum Cash Amount	1.04(f)
WARN Act	3.18(i)

ARTICLE X.

MISCELLANEOUS

10.01       Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, any other announcement or communication to the employees, consultants, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and Seller, unless required (upon the reasonable advice of counsel) by applicable Law or the rules and regulations of any national stock exchange or market upon which such party’s (or its Affiliate’s) securities are traded, in which case Buyer and Seller shall have the right to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication.  If either Buyer or Seller determines, with the advice of counsel, that it is required by Law or the rules and regulations of, or pursuant to agreement with, any such national stock exchange or market to publicly disclose or file this Agreement or publicly disclose any of the terms hereof or transactions contemplated hereby, it shall, a reasonable time before making any such public disclosure or filing, consult with the other parties hereto regarding such public disclosure  or filing and provide the other party the right to review and comment on any such disclosure or filing prior to its disclosure or filing.

10.02       Expenses.  Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers’ fees, attorneys’ fees or accountants’ fees; provided, Seller shall be solely responsible for all fees and expenses incurred by the Company.

10.03       Knowledge Defined.  For purposes of this Agreement, the term “the Company’s knowledge” as used herein shall mean the actual knowledge of Near Margalit, Alexis Black, Brett Chloupek, Chris D. King, Yu-Heng Jan and Weiming Li.

10.04       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested.  Notices, demands and communications to Buyer, the Company, and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer, or, following the Closing, the Company:

Magnolia Source B.V.
Dam 7

1012 JS Amsterdam

The Netherlands
Attn:  Keith Toh, Petri Oksanen and Sara Douwes

with a copy to:

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attn:  Keith Toh and Petri Oksanen

Fax:  (415) 418-2999

with a copy to:

Shearman & Sterling LLP

525 Market Street, Suite 1500

San Francisco, California 94105
Attn:  Michael J. Kennedy, Michael S. Dorf and Jeffrey C. Wolf

Fax: (415)  616-1199

Notices to Seller and, prior to Closing, the Company:

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Attn:  General Counsel
Fax:  (818) 407-5656

and

Source Photonics, Inc.
c/o MRV Communications, Inc.
20550 Nordhoff Street
Chatsworth, CA 91311
Attn:  General Counsel
Fax:  (818) 576-9456

with a copy to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn:  Steven B. Stokdyk
Fax:  (213) 891-8763

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service, ordinary mail and/or facsimile transmission; provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient or, in the case of facsimile communications, when receipt is electronically confirmed.  Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

10.05       Assignment; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, however, that Buyer may assign its rights and interests without Seller’s or the Company’s consent (i) to any of its Affiliates or (ii) for collateral security purposes, to any lender providing debt financing to Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided, further, however, in each case of clauses (i) and (ii), any such assignment shall not relieve Buyer of its obligations hereunder.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Article VII and Section 8.03, which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

10.06       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any determination that any provision of this Agreement is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.07       References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  Any reference to any federal, state, county, local or foreign  Law shall be deemed also to refer to all rules and regulations promulgated thereunder and all amendments thereto in force from time to time (including amendments to provision references) and every applicable Law in effect that supplements, replaces or supersedes such Law, unless the context requires otherwise.  For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.

10.08       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

10.09       Amendment and Waiver.  Any provision of this Agreement or the schedules or exhibits hereof may be amended or waived only in a writing signed by the party against whom enforcement of any such amendment or waiver is sought.  No action or nonaction taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or nonaction of compliance with any representation, warranty, covenant or agreement contained herein.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.10       Complete Agreement.  This Agreement (including the Disclosure Schedules and the Exhibits hereto) and the Confidentiality Agreement, dated May 12, 2009, by and between Seller and Buyer’s Affiliate as amended, restated or otherwise modified (the “Confidentiality Agreement”), contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.11       Counterparts.  This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

10.12       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13       Specific Performance.  Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 10.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

10.14       Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York.

10.15       Jurisdiction.  Except as otherwise expressly provided in this Agreement and subject to Section 7.09 above, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in New York City, New York or any federal court located in New York City, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.04 shall be deemed effective service of process on such party.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

SOURCE PHOTONICS, INC.

By:	/s/ Near Margalit
Name: Near Margalit
Its: Chief Executive Officer

SOURCE PHOTONICS SANTA CLARA, INC.

By:	/s/ Near Margalit
Name: Near Margalit
Its: Chief Executive Officer

BUYER:

MAGNOLIA SOURCE B.V.

By:	/s/ Petri Oksanen
Name: Petri Oksanen
Its: Managing Director

By:	/s/ S.A. Douwes
Name: S.A. Douwes
Its: Managing Director

SELLER:

MRV COMMUNICATIONS, INC.

By:	/s/ Dilip Singh
Name: Dilip Singh
Its: Chief Executive Officer

[Signature Page to SPA]